Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 8, 2009)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2009. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 8, 2009, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

August 4, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 28, 2009

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 333-147828

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact name of registrant as specified in its charter)

Delaware	71-1018770, 20-8650498
(State of Incorporation)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC, and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions)

	June 28, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$308.1	$377.6
Accounts and notes receivable, net	93.5	103.0
Unbilled revenue	68.5	35.9
Inventories, net	1,867.2	1,782.3
Current deferred income tax asset, net	9.9	—
Prepaid expenses and other current assets	26.3	32.5

Total current assets	2,373.5	2,331.3
Property, plant and equipment, net	607.6	641.8
Goodwill	599.6	599.6
Intangible assets, net	1,018.0	1,049.5
Other assets, net	53.3	65.4

Total assets	$4,652.0	$4,687.6

Liabilities and Equity
Current liabilities
Notes payable, revolving credit facility and current portion of long-term debt	$444.0	$126.6
Advance payments and billings in excess of costs incurred	486.3	507.4
Accounts payable	275.2	404.3
Accrued salaries and wages	56.7	56.6
Current deferred income tax liability, net	—	19.4
Accrued interest payable	25.5	25.9
Other accrued expenses	221.0	276.8

Total current liabilities	1,508.7	1,417.0
Long-term debt	1,864.4	2,364.2
Accrued retiree benefits and other long-term liabilities	428.8	450.9
Non-current deferred income tax liability, net	89.3	24.4

Total liabilities	3,891.2	4,256.5
Paid-in capital	998.6	996.8
Accumulated other comprehensive loss	(306.7)	(409.3)
Retained earnings (deficit)	68.9	(156.4)

Total equity	760.8	431.1

Total liabilities and equity	$4,652.0	$4,687.6

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(In millions)

	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Sales:
Aircraft and parts	$775.0	$941.9	$1,274.1	$1,473.4
Services	41.3	86.8	79.8	131.8

Total sales	816.3	1,028.7	1,353.9	1,605.2
Cost of sales:
Aircraft and parts	650.8	782.7	1,106.9	1,236.6
Services	35.5	59.7	68.8	98.5

Total cost of sales	686.3	842.4	1,175.7	1,335.1

Gross profit	130.0	186.3	178.2	270.1

Restructuring, net	7.0	—	20.6	—
Selling, general and administrative expenses	54.9	73.3	107.4	132.7
Research and development expenses	28.7	26.6	56.8	52.5

Operating income (loss)	39.4	86.4	(6.6)	84.9

Interest expense	37.6	48.4	79.5	99.8
Interest income	(0.3)	(1.5)	(0.8)	(5.3)
Gain on debt repurchase, net	(175.0)	—	(352.1)	—
Other expense (income), net	0.5	0.2	(0.1)	0.4

Non-operating (income) expense, net	(137.2)	47.1	(273.5)	94.9

Income (loss) before taxes	176.6	39.3	266.9	(10.0)
Provision for (benefit from) income taxes	4.4	14.4	41.6	(3.6)

Net income (loss)	$172.2	$24.9	$225.3	$(6.4)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Equity and Comprehensive Income (Unaudited)

(In millions)

For the Period January 1, 2008 - June 28, 2009

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity	Total Comprehensive Income (Loss)
Balance at January 1, 2008	$989.2	$0.8	$14.4	$1,004.4
Stock-based compensation	7.6			7.6
Net loss		(157.2)		(157.2)	$(157.2)
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits			(276.1)	(276.1)	(276.1)
Prior service cost			(28.4)	(28.4)	(28.4)
Unrealized loss on cash flow hedges			(114.2)	(114.2)	(114.2)
Foreign currency translation adjustments			(5.0)	(5.0)	(5.0)

Total comprehensive loss					$(580.9)

Balance at December 31, 2008	$996.8	$(156.4)	$(409.3)	$431.1
Stock-based compensation	1.8			1.8
Net income		225.3		225.3	$225.3
Adjustment for amortization of net actuarial loss and prior service cost					4.8
Other comprehensive income (loss), net of tax:
Net gain on pension and other benefits			2.3	2.3	2.3
Unrealized gain on cash flow hedges			32.1	32.1	32.1
Realized losses due to de-designation of cash flow hedges			32.5	32.5	32.5
Reclassification of unrealized losses due to maturities			29.9	29.9	29.9
Foreign currency translation adjustments			5.8	5.8	5.8

Total comprehensive income					$332.7

Balance at June 28, 2009	$998.6	$68.9	$(306.7)	$760.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Cash flows from operating activities:
Net income (loss)	$225.3	$(6.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	45.8	41.6
Amortization of intangible assets	33.7	36.6
Amortization of debt issuance costs	4.6	4.8
Amortization of deferred compensation	0.2	2.5
Stock-based compensation	1.8	7.2
Current and deferred income taxes	35.8	(3.7)
Gain on repurchase of long-term debt, net of write-off of debt issuance costs	(352.1)	—
Changes in assets and liabilities:
Accounts receivable, net	9.5	1.0
Unbilled revenue, advanced payments and billings in excess of costs incurred	(53.7)	59.0
Inventories, net	3.9	(291.9)
Prepaid expenses and other current assets	3.6	(13.9)
Accounts payable	(129.1)	49.4
Accrued salaries and wages	0.1	4.5
Other accrued expenses	(56.6)	46.9
Pension and other changes, net	84.3	8.1
Income taxes payable	1.2	(4.9)

Net cash used in operating activities	(141.7)	(59.2)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(31.0)	(27.6)
Additions to computer software	(2.0)	(2.1)
Proceeds from sale of property, plant and equipment	0.3	—

Net cash used in investing activities	(32.7)	(29.7)

Cash flows from financing activities:
Payment of notes payable	(124.6)	(103.3)
Payment of term loan	(3.3)	(3.2)
Utilization of revolving credit facility	365.0	—
Proceeds from IRB funding	4.5	—
Debt repurchase	(136.7)	—

Net cash provided by (used in) financing activities	104.9	(106.5)

Effect of exchange rates on cash and cash equivalents	—	0.1
Net decrease in cash and cash equivalents	(69.5)	(195.3)
Cash and cash equivalents at beginning of period	377.6	569.5

Cash and cash equivalents at end of period	$308.1	$374.2

Supplemental Disclosures:
Cash paid for interest	$13.3	$—
Income taxes (refunds) paid	(1.2)	—
Net non-cash transfers (from) to property, plant and equipment	(11.8)	12.0
Inventories acquired through issuance of notes	77.0	100.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1. Background and Basis of Interim Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The Acquisition was completed on March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft. The accompanying unaudited condensed consolidated financial statements include the accounts of HBAC and its subsidiaries subsequent to the Acquisition.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted. In the opinion of HBAC management, these unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial statements for the interim periods in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to the cost of sales between segments in prior period financial statements and notes to conform to the current period presentation. The unaudited condensed consolidated statement of financial position as of December 31, 2008 was derived from audited financial statements but does not include all disclosures required by GAAP. The interim financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008.

2. Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. As discussed in Note 3, we adopted SFAS 157 for financial assets and financial liabilities on January 1, 2008, and the adoption did not have a material impact on our consolidated financial position or results of operations. Relative to SFAS 157, the FASB issued FASB Staff Positions (“FSP”) 157-1 and 157-2 in February 2008. FSP 157-1 amended SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delayed the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The impact of adoption of FSP 157-1 and FSP 157-2 did not have a material impact on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes a framework for principles and requirements for how an acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We will apply SFAS 141(R) prospectively for business combinations occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The impact of adoption of SFAS 160 did not have a material impact on our financial position and results of operations.

In December 2007, the Emerging Issues Task Force (“EITF”) concluded on Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company’s financial statements pursuant to the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. EITF 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, amount, and income statement classification of collaboration transactions between the parties. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. The adoption of EITF 07-1 did not have a material impact on our financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes. This accounting standard is effective for financial statements issued for fiscal years and interim periods beginning on or after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not impact our financial position, results of operations or cash flows.

In March 2009, the FASB issued FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significant Decreased and Identifying Transactions That Are Not Orderly.” The FSP requires entities to evaluate the significance and relevance of market factors for fair value inputs to determine if, due to reduced volume and market activity, the factors are still relevant and substantive measures of fair value. The FSP is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP 157-4 did not have a material effect on our financial position or results of operations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. In addition, the FSP amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1/APB 28-1 does not change the accounting treatment for these financial instruments and is effective for interim periods ending after June 15, 2009. Adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This statement is effective for interim and annual periods ending after June 15, 2009. We adopted SFAS 165 in the second quarter of 2009 and evaluated subsequent events after the balance sheet date through August 4, 2009, the date of issuance of our condensed consolidated financial statements.

In June 2009, the FASB issued FASB No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP in the United States. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Other new pronouncements issued but not effective until after June 28, 2009 are not expected to have a material effect on our cash flows.

3. Fair Value Measurements

Effective January 1, 2008, we adopted the provisions of SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. We performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Financial instruments carried at fair value on our balance sheet include cash and cash equivalents and derivatives. Our other financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued interest payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying values of our short-term receivables, prepaid expenses, accrued interest payable and payables approximate their fair value because of their nature and respective maturity dates or durations.

We also use derivatives to manage foreign currency risk and interest rate risk for non-trading purposes. We carry the instruments at fair value on our balance sheet. The derivatives section below details our derivatives and fair values as at June 28, 2009. The fair values are included with accounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in income or accumulated other comprehensible income, depending upon the designation of the derivative as a cash flow hedge.

We carry our long-term debt at amortized cost. The table below details the long-term debt and fair values as of June 28, 2009 and December 31, 2008. The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis:

	June 28, 2009			December 31, 2008
(In millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$296.9	$—	$—	$342.6	$—	$—
Foreign currency forward contracts	—	—	—	—	0.7	—

Total	$296.9	$—	$—	$342.6	$0.7	$—

Liabilities
Derivative liabilities	$—	$(71.0)	$—	$—	$(155.4)	$—

Total	$—	$(71.0)	$—	$—	$(155.4)	$—

The foreign currency forward contracts and the interest rate swaps were recorded at fair value in our statement of financial position as follows:

	June 28, 2009		December 31, 2008
(In millions)	Foreign Currency Forward Contracts	Interest Rate Swaps	Foreign Currency Forward Contracts	Interest Rate Swap
Prepaid expenses and other current assets	$—	$—	$0.7	$—
Other accrued expenses-current	(41.9)	—	(89.9)	—
Other long-term liabilities	(4.4)	(24.7)	(39.2)	(26.3)

Net derivative liability	$(46.3)	$(24.7)	$(128.4)	$(26.3)

Derivative financial instruments are valued using an income valuation approach. The fair value of the foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of the interest rate swaps is derived from discounted cash flow analyses based on the terms of the contract and the interest rate yield curve. The fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporated our own credit risk, and, for derivatives in an asset position, the counterparty’s credit risk is incorporated. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from, or corroborated by, other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs.

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”):

	June 28, 2009		December 31, 2008
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,274.0	$866.3	$1,277.2	$625.9
Senior fixed rate notes	182.9	93.9	400.0	167.0
Senior PIK-election notes	275.4	115.0	400.0	135.0
Senior subordinated notes	145.1	60.0	300.0	77.3

	$1,877.4	$1,135.2	$2,377.2	$1,005.2

4. Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from 1 to 10 years. We estimate our warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised. Activity related to commercial aircraft and part warranty provisions was as follows:

(In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Beginning balance	$65.5	$60.5	$67.3	$60.8
Accrual for aircraft and part deliveries	7.2	9.6	10.7	15.0
Reversals related to prior period deliveries	(2.3)	(2.2)	(2.9)	(2.6)
Warranty services provided	(5.7)	(3.9)	(10.4)	(9.2)

Ending balance	$64.7	$64.0	$64.7	$64.0

Warranty provisions related to aircraft deliveries on contracts accounted for under American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

5. Inventories, net

Inventories consisted of the following:

(In millions)	June 28, 2009	December 31, 2008
Finished goods	$208.3	$254.3
Work in process	1,262.3	1,038.0
Materials and purchased parts	396.6	490.0

Total	$1,867.2	$1,782.3

Net non-cash transfers of $11.8 million and $2.6 million for the six months ended June 28, 2009 and June 29, 2008, respectively, were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from property, plant and equipment to inventory.

6. Goodwill and Intangibles

At December 31, 2008, we performed our annual impairment assessment of goodwill and indefinite-lived intangibles and concluded that the assets were not impaired as of December 31, 2008. We continue to monitor the assumptions underlying this previous impairment assessment. Market conditions continue to be depressed and we expect the general aviation market to be difficult for the near future. We have taken actions, and are planning additional measures, to reduce cost in an attempt to partially mitigate the impact of the market downturn on our business. We continue to evaluate current economic conditions and our strategic plans and whether any significant change would constitute a triggering event requiring interim impairment testing.

The assets impacted by any potential interim testing are as follows:

Goodwill by Segment:

(In millions)	Business and General Aviation	Trainer Aircraft	Customer Support	Total
Balance at June 28, 2009	$340.1	$222.0	$37.5	$599.6

Intangibles:

	June 28, 2009
(In millions)	Gross Amount	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technological knowledge	$380.0	$(58.8)	$321.2
Customer relationships	228.0	(32.4)	195.6
Computer software	42.7	(16.4)	26.3
Order backlog	62.0	(52.7)	9.3
Trademarks / trade names - definite lives	6.0	(1.4)	4.6
Intangible assets not subject to amortization:
Trademarks / trade names - indefinite lives	461.0	—	461.0

Intangible assets, net	$1,179.7	$(161.7)	$1,018.0

7. Derivatives and Hedging Activities

We use derivative instruments in the form of foreign currency forward contracts and interest rate swap contracts to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when allowable, we designate these instruments as cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. We believe our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

We use foreign currency forward contracts to hedge forecasted U.K. pound sterling inventory purchases. Notional amounts outstanding at June 28, 2009 and June 29, 2008 based on contract rates were $396.3 million and $657.8 million, respectively. The maturity dates of the foreign currency forward contracts outstanding at June 28, 2009 extend through January 2011. For the six months ended June 28, 2009, the net gain recognized in earnings due to ineffectiveness or for foreign currency forward contracts not designated or de-designated was $13.2 million. At June 28, 2009, approximately $22.1 million of net losses are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

As discussed in Note 8, we announced our intention to decrease aircraft production rates in anticipation of reduced demand for new aircraft due to weakness in the overall economy. As a result, we discontinued cash flow hedge accounting for foreign currency forward contracts where the underlying inventory purchase transactions are no longer probable, which resulted in $13.5 million and $29.6 million of unrealized losses on foreign currency forward contracts being reclassified from accumulated other comprehensive income to earnings for the three and six months ended June 28, 2009, respectively. We may purchase offsetting foreign currency forward contracts as market conditions allow. We will continue to record the change in fair value of these foreign currency forward contracts in earnings until our positions can be terminated.

Interest Rate Swap

We entered into an interest rate swap agreement in April 2007 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the swap amortizes as follows: $420.0 million for the period from December 31, 2008 through December 30, 2009; $335.0 million for the period from December 31, 2009 through December 30, 2010; and $150.0 million for the period from December 31, 2010 through December 30, 2011. We entered into an additional interest rate swap agreement in June 2009 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the swap is $300.0 million and matures on June 30, 2011.

Our counterparty syndicated 40% of the swap by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. We de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship. The deferred loss associated with the de-designated hedge is being amortized over the life of the debt.

For the three and six months ended June 28, 2009, we reclassified a loss of $1.3 million and $2.8 million, respectively, from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the three and six months ended June 28, 2009, no ineffectiveness was recognized for the new hedging relationship. At June 28, 2009, a loss of approximately $4.7 million is expected to be reclassified from accumulated other comprehensive income into interest expense over the next twelve months related to the de-designation of the original hedging relationship.

The following tables disclose the effects derivative instruments have on our statements of financial position, operations, and cash flows:

	Liability Derivatives
	June 28, 2009
(In millions)	Statement of Financial Position Location	Fair Value
Derivatives designated as hedging instruments under SFAS 133
Interest rate contracts	Accrued retiree benefits and other long-term liabilities	$24.7
Foreign exchange contracts, current	Other accrued expenses	17.7
Foreign exchange contracts, non-current	Accrued retiree benefits and other long-term liabilities	3.5

Total derivatives designated as hedging instruments under SFAS 133		$45.9

Derivatives not designated as hedging instruments under SFAS 133
Foreign exchange contracts, current	Other accrued expenses	$24.2
Foreign exchange contracts, non-current	Accrued retiree benefits and other long-term liabilities	0.9

Total derivatives not designated as hedging instruments under SFAS 133		$25.1

Total derivatives		$71.0

The Effect of Derivative Instruments on the Statement of Financial Performance

(In millions)

Derivatives in SFAS 133 Cash Flow Hedging Relationships	Amount of Gain/(Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain/(Loss) Recognized from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Six months ended June 28, 2009		Six months ended June 28, 2009		Six months ended June 28, 2009
Interest rate contracts	$2.1	Interest expense, net	$—	Interest expense, net	$(0.6)
Foreign exchange contracts	22.1	Cost of sales	(21.6)	Cost of sales	—

Total	$24.2		$(21.6)		$(0.6)

Derivatives Not Designated as Hedging Instruments under SFAS 133	Location of Gain/(Loss) Recognized in Income on Derivative	Amount of Gain/(Loss) Recognized in Income on Derivative
		Six months ended June 28, 2009
Interest rate contracts	Interest expense, net	$(2.8)
Foreign exchange contracts	Cost of sales	(18.7)

Total		$(21.5)

8. Restructuring

During the six months ended June 28, 2009, we undertook several restructuring actions in response to reduced aircraft production rates due to weakening in the global economy and decreased demand in the general aviation industry. During the three and six months ended June 28, 2009, we recorded pre-tax charges of $7.0 million and $20.6 million, respectively, related to restructuring costs, costs to exit facilities, and related items, net, on our Consolidated Statements of Operations, as follows:

•	Workforce Reduction. A $16.9 million charge related to our decision to reduce staffing; and

•	Exit Charges. A $3.7 million charge related to the exit from a leased facility.

The following table shows pre-tax charges for the six months ended June 28, 2009:

(In millions)	Six Months Ended June 28, 2009
Business and General Aviation	$19.7
Trainer Aircraft	0.4
Customer Support	0.5

Total	$20.6

The following table shows changes in our restructuring and other reserve balances:

	Facilities and Other	Severance and Related Costs
(In millions)	Six Months Ended June 28, 2009	Six Months Ended June 28, 2009
Beginning balance	$—	$0.2
Accruals	.9	16.9
Payments	—	(15.4)

Ending balance	$.9	$1.7

The facilities and other reserve balances represent costs related primarily to future lease payments for facility closures.

9. Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	June 28, 2009	December 31, 2008
Short-term debt:
Notes payable	$66.0	$113.6
Revolving credit facility	365.0	—
Current portion of long-term debt	13.0	13.0

Total short-term debt	$444.0	$126.6

Senior secured term loan due 2014	$1,274.0	1,277.2
Senior fixed rate notes due 2015	182.9	400.0
Senior PIK-election notes due 2015	275.4	400.0
Senior subordinated notes due 2017	145.1	300.0

Total debt	1,877.4	2,377.2
Less current portion	13.0	13.0

Long-term debt	$1,864.4	$2,364.2

The average floating interest rate on the senior secured term loan was 2.62% and 2.79% at June 28, 2009 and December 31, 2008, respectively.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer resulted in the purchase of $274.5 million aggregate principal amount of our debt securities for $96.1 million in cash, realizing a net gain of $175.0 million after considering transaction fees, a $3.8 million charge to reduce the carrying value of deferred debt issuance cost for the portion of the notes purchased and an allocation of a portion of the cash settlement amount to the accrued but unpaid PIK-Election which would have increased the principal balance of the Senior PIK-Election Notes had the underlying notes not been purchased. We also paid $2.6 million in accrued but previously unpaid interest on the Senior Fixed Rate Notes and Senior Subordinated Notes purchased. During the first quarter of 2009, we purchased $222.1 million of our outstanding notes for $41.0 million in cash, realizing a net gain of $177.1 million after considering a $4.0 million charge to reduce the carrying value of deferred debt issuance cost for the portion related to the notes purchased. We also paid $8.9 million in accrued but previously unpaid interest on the notes purchased. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net cumulative gain of $352.1 million during the six months ended June 28, 2009.

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by the lender upon our receipt of goods, and we pay the lender within 155 days under the terms of the underlying short-term promissory notes, with interest determined at the five month LIBOR plus 1.85% (for those notes issued prior to May 1, 2009) and at the five month LIBOR plus 5.00% for those notes issued after May 1, 2009. At June 28, 2009, we had $66.0 million of outstanding notes payable at a weighted-average interest rate of 4.09%. At December 31, 2008, we had $113.6 million of outstanding notes payable at a weighted-average interest rate of 3.62%. The issuance of these notes is treated as a non-cash financing transaction. $77.0 million and $100.8 million of notes were issued during the six months ended June 28, 2009 and June 29, 2008, respectively.

10. Income Taxes

We utilize the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

We are included in the consolidated U.S. federal tax return of HBI. HBI, or one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that certain positions are likely to be challenged by taxing authorities. Our tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). These reserves have been established based on management’s assessment as to potential exposure attributable to permanent differences and interest applicable to both permanent and temporary differences. The tax reserves are reviewed periodically and adjusted in light of changing facts and circumstances, such as progress of tax audits, lapse of applicable statutes of limitations and changes in tax law. There were no material changes to our uncertain tax positions during the six months ending June 28, 2009. We do not anticipate any material changes to our existing tax reserves to occur within the next twelve months.

We are not currently under audit with the Internal Revenue Service or any State taxing authorities.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Act”). Among its provisions, the Act permits certain taxpayers to elect to defer the taxation of cancellation-of-indebtedness (“COD”) income arising from certain repurchases, exchanges or modifications of their outstanding debt that occur during 2009 and 2010. The COD income can be deferred for five years and then included in taxable income ratably over the next five years. We plan to defer the COD income on the purchase of our debt securities recorded in the financial statements for the period ending June 28, 2009.

Income taxes for the interim period presented have been included in the accompanying financial statements on the basis of a blended annual effective tax rate. In addition to the amount of tax resulting from applying the blended annual effective tax rate to pre-tax income, we include certain items treated as discrete events to arrive at an estimated overall tax amount. As of June 28, 2009, the estimated overall tax rate for the full year 2009 was 15.6%. Included in the estimated overall tax rate was the discrete item relating to the gain on the debt repurchase discussed above. The blended annual effective tax rate, excluding discrete items, is negative 45.1%.

In the fourth quarter of 2008, we recorded a valuation allowance against the full amount of our net deferred tax asset at December 31, 2008 in the amount of $296.9 million. We provide a valuation allowance against deferred tax assets when it is more likely than not that some portion, or all of our deferred tax assets, will not be realized. Our deferred tax asset valuation allowance decreased approximately $186.3 million during the six months ending June 28, 2009 to $110.6 million as of June 28, 2009. The decrease was caused by the reduction in net deferred tax assets resulting from the deferral of the COD income. We intend to maintain the valuation allowance until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance.

11. Pension and Other Employee Benefits

We have defined benefit pension and retirement plans covering the majority of our employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, we provide certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The following table outlines the components of net periodic benefit cost for Pension Benefits:

(In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Service cost	$6.8	$5.9	$13.6	$11.9
Interest cost	14.2	13.1	28.4	26.2
Expected return on plan assets	(15.1)	(16.3)	(30.2)	(32.6)
Amortization of prior service cost	0.6	—	1.2	—
Amortization of net loss (gain)	1.8	(1.2)	3.6	(2.5)
Pension curtailment	2.3	—	2.3	—

Net amount recognized	$10.6	$1.5	$18.9	$3.0

The $2.3 million curtailment charge is related to our defined benefit pension plans for our salaried (“Salaried Plan”) and hourly (“Hourly Plan”) employees. This charge relates to the impact on the plans of workforce reductions announced during 2009.

The following table outlines the components of net periodic benefit cost for Other Benefits:

(In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Service cost	$0.1	$0.1	$0.2	$0.3
Interest cost	0.3	0.3	0.6	0.6

Amount recognized	$0.4	$0.4	$0.8	$0.9

We expect total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $0.4 million and $1.0 million, respectively, in 2009.

We maintain a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. We match (“HBAC Match”) employee contributions up to a maximum of four percent of eligible compensation. Total HBAC Match expense was $4.3 million and $8.5 million for the three and six months ended June 28, 2009, respectively. For the three and six months ended June 29, 2008, HBAC’s match expense was $4.6 million and $9.7 million, respectively.

We maintain a retirement income savings program (“RISP”), which is a defined contribution plan, for certain employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the Pension Benefits described above. We contribute to the covered employee’s participant account up to a maximum of 9% of the employee’s pay based on the employee’s age and tenure. The funds can be invested among several investment options as directed by the employee. Total expense for the RISP was $0.9 million and $1.9 million for the three and six months ended June 28, 2009, respectively. For the three and six months ended June 29, 2008 the total expenses for the RISP were $0.8 million and $1.4 million, respectively.

12. Stock-Based Compensation

Stock option activity for the six months ended June 28, 2009 was as follows:

Service Vesting	Number of Options
Outstanding at December 31, 2008	2,986,724
Granted	659,375
Exercised	—
Forfeited or expired	(204,884)

Outstanding at June 28, 2009	3,441,215

Performance Vesting	Number of Options
Outstanding at December 31, 2008	3,056,104
Granted	621,875
Exercised	—
Forfeited or expired	(323,068)

Outstanding at June 28, 2009	3,354,911

Restricted share activity for the six months ended June 28, 2009 was as follows:

Restricted Shares	Number of Shares
Nonvested at December 31, 2008	98,687
Granted	125,000
Vested	(15,181)
Forfeited	—

Nonvested at June 28, 2009	208,506

We recognized stock-based compensation expense of $1.8 million and $7.2 million for the six months ended June 28, 2009 and June 29, 2008, respectively. The expense associated with the 2008 Performance Vesting options was reversed in the third quarter of 2008.

13. Related Party Transactions

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft, and we believe that purchases of components from Spirit are based on standard market terms. We received components from Spirit of approximately $12.1 million and $14.7 million for the six months ended June 28, 2009 and June 29, 2008, respectively. Advance payments to Spirit for goods not yet received were $3.4 million and $10.7 million at June 28, 2009 and December 31, 2008, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an initial purchaser in the 2007 offering of the notes that were later exchanged for our outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, we also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement and Goldman Sachs Capital Markets, L. P. has entered into an interest rate swap with the Company. We believe these agreements were executed at market terms for a similar company with a similar risk profile. In addition, Goldman, Sachs & Co. served as Dealer Manager for the tender offer to purchase a portion of our outstanding Senior Notes and Senior Subordinated Notes and was paid customary fees for this service.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and Onex Partners II LP, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

A member of the Board of Directors of HBI is also a member of the Board of Directors of Spirit.

14. Commitments and Contingencies

In the normal course of business, we lease equipment, office buildings and other facilities under leases that include standard escalation clauses to reflect changes in price indices, as well as renewal options. Our rent expense was $4.3 million and $7.7 million for the three and six months ended June 28, 2009, respectively. Our rent expense was $3.1 million and $4.9 million for the three and six months ended June 29, 2008, respectively. The increase in 2009 relates to former fuel and line operations facilities sold during 2008, a portion of which we now lease.

We have assigned certain leasehold interests to third parties but remain liable to the lessor to the extent the assignee defaults on future lease payments amounting to $22.5 million and $23.7 million at June 28, 2009 and December 31, 2008, respectively, extending through 2026.

We have committed to construct facilities and purchase equipment under contracts with various third parties. Future payments of $12.7 million and $40.9 million were required under these contracts at June 28, 2009 and December 31, 2008, respectively. The current commitments relate primarily to the expansion of our existing service center in Indianapolis, Indiana, and the completion of a new service center in Mesa, Arizona, much of which we expect will be funded by proceeds from the future issuance of Airport Special Purpose Revenue Bonds, and the purchase of new tooling and machinery.

We retain a portion of the liability for losses and expenses for aircraft product liability. In March 2009, in connection with our insurance renewal, we elected to increase our retained liability from $5 million per occurrence to $10 million per occurrence based on our evaluation of risks involved. The maximum liability of $20 million per fiscal year remains unchanged. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over the per occurrence limits. Raytheon retained the liability for claims relating to occurrences after April 1, 2001 through March 25, 2007. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve was $14.3 million and $11.2 million at June 28, 2009 and December 31, 2008, respectively, and was based on management’s estimate of its expected losses not covered by third party insurers. We currently have no offsetting receivable for insurance recovery associated with this estimate.

We issue guarantees and have banks and surety companies issue, on our behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention and advance payment obligations of us or our affiliates. Approximately $153.5 million, $67.4 million and $1.2 million of these guarantees, letters of credit and surety bonds, for which there were stated values, were outstanding at June 28, 2009, respectively, and $151.9 million, $89.8 million and $1.2 million were outstanding at December 31, 2008, respectively. These instruments expire on various dates through 2016.

In connection with certain aircraft sales, we offer trade-in incentives whereby the customer will receive a pre-determined trade-in value if they purchase another aircraft of equal or greater value from us. The differences between the value of these trade-in incentives and the current estimated fair value of the underlying aircraft was approximately $23.3 million at June 29, 2008. There is a high degree of uncertainty inherent in the assessment of the likelihood of trade-in commitments.

We are subject to oversight by the Federal Aviation Administration (“FAA”). The FAA routinely evaluates aircraft operational and safety requirements and is responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect our financial position or results of operations, including recovery of its investment in new aircraft.

As a defense contractor, we are subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. Future action by these agencies and legislative committees may adversely affect our financial position or results of operations.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier non-conformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition, results of operations or liquidity.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation was focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King Air aircraft delivered to the government. HBAC cooperated with the government’s investigation. On March 26, 2009, the United States Attorney’s Office for the District of Kansas filed a Notice in the United States District Court for the District of Kansas informing the Court that the United States declined to intervene in a qui tam lawsuit relating to the FCA investigation. The U.S. Attorney’s Notice to the Court further asserted that the government retains the right to intervene in the FCA qui tam action and that no settlement of that action can occur without the government’s consent. The Court directed that the Second Amended Complaint in the qui tam lawsuit be unsealed. On April 13, 2009, the qui tam relators filed a Third Amended Complaint. The qui tam lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleges FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company). The lawsuit also alleges FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (an HBAC supplier) and various affiliates of TECT. The Third Amended Complaint does not quantify the damages alleged against HBAC. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. The matter is now pending.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. In the RFA, Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. Airbus claims damages in an amount in excess of 40 million pounds sterling. HBAC filed its response in June, 2009, vigorously contesting Airbus’s claims and denying the material allegations of the RFA and further alleging that Airbus breached the Joint Cost Reduction Agreement between the parties, claiming unspecified damages as well as claiming damages of $500,325 related to defective shipset deliveries. Airbus filed a response on July 17, 2009, denying HBAC’s claims.

The arbitration tribunal has been selected and the Chairman is awaiting confirmation by the ICC. Thereafter, the arbitration tribunal will hold a first meeting with the parties to be scheduled in the coming weeks in order to establish a procedural timetable and finalize the Terms of Reference. Following the first meeting, the parties will make written submissions on the merits to the Tribunal in accordance with the procedural timetable.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

15. Business Segment Information

Reportable segments include the following: Business and General Aviation, Trainer Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft and related service contracts. Trainer Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides parts and service support for in-service aircraft worldwide.

While some working capital accounts are maintained on a segment basis, much of our assets are not managed or maintained on a segment basis. Certain property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, other assets, non-current liabilities and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Segment financial results were as follows:

Sales (In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Business and General Aviation	$610.3	$816.6	$986.8	$1,241.6
Trainer Aircraft	117.1	93.4	197.9	170.7
Customer Support	109.8	143.7	213.6	281.4
Eliminations	(20.9)	(25.0)	(44.4)	(88.5)

Total	$816.3	$1,028.7	$1,353.9	$1,605.2

Operating (Loss) Income (In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Business and General Aviation	$7.3	$53.7	$(57.7)	$29.1
Trainer Aircraft	9.1	7.3	10.0	11.6
Customer Support	23.0	25.4	41.1	44.3
Eliminations	—	—	—	(0.1)

Total	$39.4	$86.4	$(6.6)	$84.9

Intersegment sales for the three and six months ended June 28, 2009 were $10.2 million and $22.8 million, respectively, for Business and General Aviation and $10.7 million and $21.6 million, respectively, for Customer Support. Intersegment sales for the three and six months ended June 29, 2008 were $15.0 million and $66.4 million, respectively, for Business and General Aviation and $10.0 million and $22.1 million, respectively, for Customer Support. The Trainer Aircraft segment does not have intersegment sales.

16. Guarantor Subsidiary Financial Information

Our obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by us. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the United States of America.

The following unaudited condensed consolidating financial information presents Condensed Consolidating Statements of Financial Position as of June 28, 2009 and December 31, 2008; Condensed Consolidating Statements of Operations for the three months ended June 28, 2009, the three months ended June 29, 2008, the six months ended June 28, 2009, and the six months ended June 29, 2008; Condensed Consolidating Statements of Cash Flows for the six months ended June 28, 2009 and the six months ended June 29, 2008.

Elimination entries necessary to consolidate guarantor and non-guarantor subsidiaries have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of June 28, 2009

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$302.0	$—	$6.1	$—	$308.1
Accounts and notes receivable, net	0.1	87.5	5.9	—	93.5
Intercompany receivables	—	13.7	2.0	(15.7)	—
Unbilled revenue	—	43.9	24.6	—	68.5
Inventories, net	—	1,860.7	6.5	—	1,867.2
Current deferred income tax asset	—	9.9	—	—	9.9
Prepaid expenses and other current assets	43.6	(19.5)	2.2	—	26.3

Total current assets	345.7	1,996.2	47.3	(15.7)	2,373.5
Property, plant and equipment, net	18.2	586.1	3.3	—	607.6
Investment in subsidiaries	2,564.3	—	—	(2,564.3)	—
Goodwill	—	599.6	—	—	599.6
Intangible assets, net	—	1,017.2	0.8	—	1,018.0
Non-current deferred income tax asset	22.0	(22.0)	—	—	—
Other assets, net	42.8	10.6	(0.1)	—	53.3

Total assets	$2,993.0	$4,187.7	$51.3	$(2,580.0)	$4,652.0

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$444.0	$—	$—	$—	$444.0
Current portion of industrial revenue bonds (receivable) payable	(71.8)	71.8	—	—	—
Advance payments and billings in excess of costs incurred	—	466.9	19.4	—	486.3
Accounts payable	22.9	255.4	6.1	(9.2)	275.2
Accrued salaries and wages	—	56.1	0.6	—	56.7
Current deferred income tax liability	—	—	—	—	—
Accrued interest payable	25.1	0.4	—	—	25.5
Other accrued expenses	(4.5)	216.9	8.6	—	221.0

Total current liabilities	415.7	1,067.5	34.7	(9.2)	1,508.7
Long-term debt	1,864.4	—	—	—	1,864.4
Industrial revenue bonds (receivable) payable	(255.1)	255.1	—	—	—
Intercompany loan	182.5	(183.6)	7.6	(6.5)	—
Accrued retiree benefits and other long-term liabilities	24.7	404.1	—	—	428.8
Non-current deferred income tax liability	—	89.3	—	—	89.3

Total liabilities	2,232.2	1,632.4	42.3	(15.7)	3,891.2
Total equity	760.8	2,555.3	9.0	(2,564.3)	760.8

Total liabilities and equity	$2,993.0	$4,187.7	$51.3	$(2,580.0)	$4,652.0

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$370.9	$0.3	$6.4	$—	$377.6
Accounts and notes receivable, net	0.3	98.8	3.9	—	103.0
Intercompany receivables	—	14.6	2.1	(16.7)	—
Unbilled revenue	—	26.4	9.5	—	35.9
Inventories, net	—	1,773.3	9.0	—	1,782.3
Current deferred income tax asset	—	—	—	—	—
Prepaid expenses and other current assets	42.9	(12.0)	1.6	—	32.5

Total current assets	414.1	1,901.4	32.5	(16.7)	2,331.3
Property, plant and equipment, net	18.4	620.4	3.0	—	641.8
Investment in subsidiaries	2,499.6	—	—	(2,499.6)	—
Goodwill	—	599.6	—	—	599.6
Intangible assets, net	—	1,048.8	0.7	—	1,049.5
Non-current deferred income tax asset	—	—	—	—	—
Other assets, net	55.1	10.3	—	—	65.4

Total assets	$2,987.2	$4,180.5	$36.2	$(2,516.3)	$4,687.6

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$126.6	$—	$—	$—	$126.6
Current portion of industrial revenue bonds (receivable) payable	(76.8)	76.8	—	—	—
Advance payments and billings in excess of costs incurred	—	505.8	1.6	—	507.4
Accounts payable	67.0	346.0	3.3	(12.0)	404.3
Accrued salaries and wages	—	55.0	1.6	—	56.6
Current deferred income tax liability	—	19.4	—	—	19.4
Accrued interest payable	25.3	0.6	—	—	25.9
Other accrued expenses	(9.6)	271.0	15.4	—	276.8

Total current liabilities	132.5	1,274.6	21.9	(12.0)	1,417.0
Long-term debt	2,364.2	—	—	—	2,364.2
Industrial revenue bonds (receivable) payable	(292.5)	292.5	—	—	—
Intercompany loan	325.6	(330.3)	9.4	(4.7)	—
Accrued retiree benefits and other long-term liabilities	26.3	424.6	—	—	450.9
Non-current deferred income tax liability	—	24.4	—	—	24.4

Total liabilities	2,556.1	1,685.8	31.3	(16.7)	4,256.5
Total equity	431.1	2,494.7	4.9	(2,499.6)	431.1

Total liabilities and equity	$2,987.2	$4,180.5	$36.2	$(2,516.3)	$4,687.6

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Three Months Ended June 28, 2009

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$832.9	$22.1	$(38.7)	$816.3
Cost of sales	—	705.0	20.0	(38.7)	686.3

Gross margin	—	127.9	2.1	—	130.0

Restructuring expenses	—	7.0	—	—	7.0
Selling, general and administrative expenses	0.3	53.6	1.0	—	54.9
Research and development expenses	—	28.7	—	—	28.7

Operating (loss) income	(0.3)	38.6	1.1	—	39.4

Intercompany interest (income) expense, net	0.2	(0.2)	—	—	—
Interest expense (income) , net	35.9	1.4	—	—	37.3
Gain on debt repurchase, net	(175.0)	—	—	—	(175.0)
Other expense, net	(0.1)	1.3	(0.7)	—	0.5

Non-operating (income) expense, net	(139.0)	2.5	(0.7)	—	(137.2)

Income (loss) before taxes	138.7	36.1	1.8	—	176.6
Provision for income taxes	(2.9)	7.7	(0.4)	—	4.4

Earnings (loss) before Equity (Income) Loss	141.6	28.4	2.2	—	172.2
Equity (income) loss in subsidiaries	(30.6)	—	—	30.6	—

Net income (loss)	$172.2	$28.4	$2.2	$(30.6)	$172.2

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Three Months Ended June 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,010.4	$22.1	$(3.8)	$1,028.7
Cost of sales	—	829.3	16.9	(3.8)	842.4

Gross margin	—	181.1	5.2	—	186.3

Selling, general and administrative expenses	0.1	71.9	1.3	—	73.3
Research and development expenses	—	26.6	—	—	26.6

Operating (loss) income	(0.1)	82.6	3.9	—	86.4

Intercompany interest (income) expense, net	(0.1)	0.1	—	—	—
Interest expense (income) , net	43.7	3.3	(0.1)	—	46.9
Other expense, net	—	—	0.2	—	0.2

Non-operating expense, net	43.6	3.4	0.1	—	47.1

(Loss) income before taxes	(43.7)	79.2	3.8	—	39.3
Provision for income taxes	13.0	0.2	1.2	—	14.4

(Loss) earnings before Equity (Income) Loss	(56.7)	79.0	2.6	—	24.9
Equity (income) in subsidiaries	(81.6)	—	—	81.6	—

Net (loss) income	$24.9	$79.0	$2.6	$(81.6)	$24.9

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Six Months Ended June 28, 2009

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,393.7	$41.0	$(80.8)	$1,353.9
Cost of sales	—	1,220.3	36.2	(80.8)	1,175.7

Gross margin	—	173.4	4.8	—	178.2

Restructuring expenses	—	20.6	—	—	20.6
Selling, general and administrative expenses	0.5	104.7	2.2	—	107.4
Research and development expenses	—	56.8	—	—	56.8

Operating (loss) income	(0.5)	(8.7)	2.6	—	(6.6)

Intercompany interest expense (income), net	0.3	(0.3)	—	—	—
Interest expense (income), net	76.1	2.6	—	—	78.7
Gain on debt repurchase, net	(352.1)	—	—	—	(352.1)
Other expense, net	—	1.0	(1.1)	—	(0.1)

Non-operating expense, net	(275.7)	3.3	(1.1)	—	(273.5)

Income (loss) before taxes	275.2	(12.0)	3.7	—	266.9
Provision for income taxes	45.4	(3.9)	0.1	—	41.6

Earnings (loss) before Equity (Income) Loss	229.8	(8.1)	3.6	—	225.3
Equity loss in subsidiaries	4.5	—	—	(4.5)	—

Net income (loss)	$225.3	$(8.1)	$3.6	$4.5	$225.3

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

Six Months Ended June 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,569.9	$42.7	$(7.4)	$1,605.2
Cost of sales	—	1,308.2	34.3	(7.4)	1,335.1

Gross margin	—	261.7	8.4	—	270.1

Selling, general and administrative expenses	0.1	130.8	1.8	—	132.7
Research and development expenses	—	52.5	—	—	52.5

Operating (loss) income	(0.1)	78.4	6.6	—	84.9

Intercompany interest (income) expense, net	(0.2)	0.2	—	—	—
Interest expense (income), net	86.5	8.2	(0.2)	—	94.5
Other expense, net	—	—	0.4	—	0.4

Non-operating expense, net	86.3	8.4	0.2	—	94.9

(Loss) income before taxes	(86.4)	70.0	6.4	—	(10.0)
(Benefit from) provision for income taxes	(5.9)	0.2	2.1	—	(3.6)

(Loss) earnings before Equity (Income) Loss	(80.5)	69.8	4.3	—	(6.4)
Equity (income) loss in subsidiaries	(74.1)	—	—	74.1	—

Net (loss) income	$(6.4)	$69.8	$4.3	$(74.1)	$(6.4)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

Six Months Ended June 28, 2009

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(169.3)	$27.3	$0.3	$—	$(141.7)

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(30.4)	(0.6)	—	(31.0)
Additions to computer software	—	(2.0)	—	—	(2.0)
Proceeds from sale of property, plant and equipment		0.3			0.3

Net cash used in investing activities	—	(32.1)	(0.6)	—	(32.7)

Cash flows from financing activities:
Payment of term loan	(3.3)	—	—	—	(3.3)
Payment of notes payable	(124.6)	—	—	—	(124.6)
Repurchase of debt	(136.7)	—	—	—	(136.7)
Proceeds from IRB funding	—	4.5	—	—	4.5
Utilization of term loan	365.0	—	—	—	365.0

Net cash provided by financing activities	100.4	4.5	—	—	104.9

Effect of exchange rates on cash and cash equivalents
Net (decrease) in cash and cash equivalents	(68.9)	(0.3)	(0.3)	—	(69.5)
Cash and cash equivalents at beginning of period	370.9	0.3	6.4	—	377.6

Cash and cash equivalents at end of period	$302.0	$—	$6.1	$—	$308.1

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

Six Months Ended June 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(95.9)	$26.1	$10.6	$—	$(59.2)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.2)	(25.2)	(1.2)	—	(27.6)
Additions to computer software	—	(2.1)	—	—	(2.1)

Net cash used in investing activities	(1.2)	(27.3)	(1.2)	—	(29.7)

Cash flows from financing activities:
Payment of term loan	(3.2)	—	—	—	(3.2)
Payment of notes payable	(103.3)	—	—	—	(103.3)

Net cash used in financing activities	(106.5)	—	—	—	(106.5)

Effect of exchange rates on cash and cash equivalents	—	—	0.1	—	0.1
Net (decrease) increase in cash and cash equivalents	(203.6)	(1.2)	9.5	—	(195.3)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$354.5	$(0.5)	$20.2	$—	$374.2

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the three and six months ended June 28, 2009 and June 29, 2008 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC” or “the company”).

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this Quarterly Report on Form 10-Q and the audited consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K, as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Our Company

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 29 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments—Business and General Aviation, Trainer Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and service support for our installed fleet of aircraft worldwide.

We operate in the global general aviation industry, which continues to experience declining demand due primarily to weakness in the global economy. The general aviation industry has historically been cyclical and has been impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Additionally, the general aviation industry has historically lagged behind changes in general economic conditions and corporate profit trends. As the general economic environment deteriorated in late 2008 and into 2009, new order activity declined, and order cancellations increased. Consequently, while we believe that our backlog of $6.8 billion at June 28, 2009 as well as our existing aircraft portfolio and planned derivative upgrades position us well within this market, we believe that we, and the general aviation industry as a whole, will continue to experience depressed demand and declining backlog for the remainder of 2009 and likely into 2010.

Our Customer Support segment is also impacted by the general economic environment that has affected the general aviation industry; however, historically, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer Aircraft segment is less susceptible to changes in economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could affect the financial performance of this segment.

Recent Events Affecting our Results

At December 31, 2008, we performed the required annual impairment assessment of our goodwill and indefinite-lived intangibles and concluded that the assets were not impaired as of December 31, 2008. We continue to monitor the assumptions underlying this previous impairment assessment. Market conditions continue to be depressed and we expect the general aviation market to be difficult for the near future. We have taken actions, and are planning additional measures, to reduce cost in an attempt to partially mitigate the impact of the market downturn on our business. We continue to evaluate current economic conditions and our strategic plans and whether any significant change would constitute a triggering event requiring interim impairment testing. The assets most impacted by any potential interim testing would be $599.6 million in goodwill, $461.0 million in indefinite-lived intangible assets, and $557.0 in other intangible assets.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer resulted in the purchase of $274.5 million aggregate principal amount of our debt securities for $96.1 million in cash, realizing a net gain of $175.0 million after considering transaction fees, a $3.8 million charge to reduce the carrying value of deferred debt issuance cost for the portion of the notes purchased and an allocation of a portion of the cash settlement amount to the accrued but unpaid PIK-interest which would have increased the principal balance of the Senior PIK-Election Notes had the underlying notes not been purchased. We also paid $2.6 million in accrued but previously unpaid interest on the Senior Fixed Rate Notes and Senior Subordinated Notes purchased. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net gain of $352.1 million during the six months ended June 28, 2009.

During the three months ended June 28, 2009, we undertook several restructuring actions in response to reduced production rates, including exiting certain leased office space and continued work force reductions. The exit of the leased facility and the additional work force reductions resulted in charges of $3.7 million and $3.3 million, respectively during the quarter. During the three months ended March 29, 2009, we recorded a charge of $13.6 million related to the estimated severance costs as a result of work force reductions announced in February 2009.

During the three months ended June 28, 2009, we recorded a charge of $18.8 million on our Hawker 4000 program primarily related to reductions in previously anticipated selling prices for units to be delivered prior to the aircraft achieving break-even profitability levels. The reductions were a result of continuing depressed demand for general aviation aircraft as a result of weakness in the global economy.

On March 30, 2009, we notified holders of our Senior PIK-Election Notes that we had elected to pay the October 2009 semi-annual interest payment on our Senior PIK-Election Notes by increasing the principal value of the notes rather than by paying in cash. Such elections are available to the Company for each semi-annual interest period through April 1, 2011.

On January 20, 2009, we resumed deliveries of the T-6A Texan II (“T-6A”) military trainer. Deliveries had been suspended since June 6, 2008 pending resolution of quality issues with a supplier’s component.

Results of Operations

(In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Sales	$816.3	$1,028.7	$1,353.9	$1,605.2
Cost of sales	686.3	842.4	1,175.7	1,335.1

Gross profit	130.0	186.3	178.2	270.1

Restructuring, net	7.0	—	20.6	—
Selling, general and administrative expenses	54.9	73.3	107.4	132.7
Research and development expenses	28.7	26.6	56.8	52.5

Operating income (loss)	39.4	86.4	(6.6)	84.9

Interest expense	37.6	48.4	79.5	99.8
Interest income	(0.3)	(1.5)	(0.8)	(5.3)
Gain on debt repurchase, net	(175.0)	—	(352.1)	—
Other expense (income), net	0.5	0.2	(0.1)	0.4

Non-operating (income) expense, net	(137.2)	47.1	(273.5)	94.9

Income (loss) before taxes	176.6	39.3	266.9	(10.0)
Provision for (benefit from) income taxes	4.4	14.4	41.6	(3.6)

Net income (loss)	$172.2	$24.9	$225.3	$(6.4)

Three and Six Months Ended June 28, 2009 as Compared to the Three and Six Months Ended June 29, 2008

Sales. As detailed in the table below, sales decreased by $212.4 million and $251.3 million, respectively, for the three and six months ended June 28, 2009 compared to the similar periods of 2008. The decrease was driven primarily by the adverse market conditions impacting our Business and General Aviation segment.

Sales (In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Business and General Aviation	$610.3	$816.6	$986.8	$1,241.6
Trainer Aircraft	117.1	93.4	197.9	170.7
Customer Support	109.8	143.7	213.6	281.4
Eliminations	(20.9)	(25.0)	(44.4)	(88.5)

Total	$816.3	$1,028.7	$1,353.9	$1,605.2

The decrease in Business and General Aviation sales for the three and six months ended June 28, 2009 of $206.3 million and $254.8 million, respectively, is attributable to reduced aircraft deliveries as reflected in the aircraft unit delivery table below. Sales for the six months ended June 28, 2009 were also impacted by lower sales of parts to the Customer Support segment primarily during the three months ended March 29, 2009.

Business and General Aviation New Aircraft Deliveries	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Hawker 4000	3	1	4	1
Hawker 900XP	11	17	16	23
Hawker 800XP/850XP	0	3	1	5
Hawker 750	2	6	7	6
Hawker 400XP	4	11	4	14
Premier	4	12	7	21
King Airs	41	50	70	79
Pistons	13	29	26	52

Total	78	129	135	201

Sales in the Trainer Aircraft segment are principally comprised of revenue on the Joint Primary Aircraft Training System (“JPATS”) contract with the U.S. Government. Revenue is recognized on this contract using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. The increase in segment revenue for the three and six months ended June 28, 2009 of $23.7 million and $27.2 million, respectively, is due to increased production volumes in support of resumed deliveries of the T-6A.

Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators. The decrease in segment sales for the three and six months ended June 28, 2009 of $33.9 million and $67.8 million, respectively, is primarily due to the sale of fuel and line operations in late 2008. Sales for the fuel and line operations were $21.1 million and $41.4 million, respectively, for the three and six months ended June 29, 2008. Reduced volumes in both parts sales and maintenance services as a result of generally lower general aviation aircraft usage also contributed to the lower segment revenue.

Operating Income. The table below details the decrease in operating income of $47.0 million and $91.5 million, respectively, for the three and six months ended June 28, 2009 compared to the similar periods of 2008. The decline is primarily due to the decline in the Business and General Aviation segment which was impacted by decreased delivery volumes and business restructuring costs in both the three and six months ended June 28, 2009, as well as charges associated with used aircraft valuations and mark-to-market adjustments on foreign currency derivatives in the six months ended June 28, 2009.

(In millions)	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Operating Income (Loss)
Business and General Aviation	$7.3	$53.7	$(57.7)	$29.1
Trainer Aircraft	9.1	7.3	10.0	11.6
Customer Support	23.0	25.4	41.1	44.3
Eliminations	—	—	—	(0.1)

Total	$39.4	$86.4	$(6.6)	$84.9

Business and General Aviation segment operating income declined by $46.4 million for the three months ended June 28, 2009 compared to the similar period in 2008 due primarily to the decrease in overall aircraft sales volumes and changes in the mix of aircraft delivered. During the three months ended June 28, 2009, the segment recorded the previously discussed $18.8 million charge on the Hawker 4000 program, compared to a charge of $16.3 million on the Hawker 4000 program during the three months ended June 29, 2008. In addition, $7.0 million of the restructuring charges discussed previously related to this segment. The reduced production volumes during the three months ended June 28, 2009 also caused reduced fixed cost absorption which adversely impacted operating income.

Business and General Aviation segment operating income declined by $86.8 million for the six months ended June 28, 2009 compared to the similar period in 2008 due primarily to the overall sales volume, mix of aircraft delivered and fixed cost absorption issues discussed above. During the six months ended June 28, 2009, the segment recorded charges totaling $25.7 million to reduce the carrying value of used aircraft inventory to current market values and charges totaling $17.3 million related to mark-to-market adjustments on foreign currency forward contracts no longer designated as cash flow hedges because the underlying purchase volumes are no longer expected to occur. In addition, $19.7 million of the total restructuring charges recorded during the six months ended June 28, 2009 related to this segment. Partially offsetting these declines were charges of $34.7 million related to early production Hawker 4000 units recorded during the six months ended June 29, 2008 for which the comparable charge in the current period ending June 28, 2009 was $18.8 million.

Trainer Aircraft segment operating income increased by $1.8 million for the three months ended June 28, 2009 compared to the similar period in 2008 due primarily to increased production volume in support of resumed deliveries of T-6 aircraft. The increase was partially offset by increased research and development costs associated with development of derivatives of the T-6 aircraft as well as smaller profit adjustments on the JPATS program during the period. The use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments of $0.4 million were recorded during the three months ended June 28, 2009, compared to $4.0 million during the three months ended June 29, 2008.

Trainer Aircraft segment operating income decreased by $1.6 million for the six months ended June 28, 2009 compared to the similar period in 2008 as the margin associated with increased production volumes did not exceed the increased research and development costs associated with development of derivatives of the T-6 aircraft and the smaller profit adjustments on the JPATS program during the period. Favorable cumulative catch-up adjustments of $1.9 million were recorded during the six months ended June 28, 2009, compared to $6.2 million during the six months ended June 29, 2008.

Customer Support segment operating income decreased by $2.4 million and $3.2 million for the three and six months ended June 28, 2009 compared to the similar periods in 2008. The decrease is due to the reduced sales volumes as a result of the sale of the fuel and line operations in late 2008 and the overall decline in general aviation aircraft usage partially offset by continued cost and pricing efficiencies within the parts distribution operation.

Selling, general, and administrative expense totaled $54.9 million, or 6.7% of sales and $107.4 million, or 7.9% of sales, respectively, for the three and six months ended June 28, 2009 compared to $73.3 million, or 7.1% of sales and $132.7 million, or 8.3% of sales, respectively, for the three and six months ended June 29, 2008. The decrease was due to lower Business and General Aviation segment selling expense as a result of decreased sales activity as well as the impact of cost reduction measures implemented throughout the Company, including the work force reductions previously discussed.

Research and development expense increased $2.1 million and $4.3 million, respectively, for the three and six months ended June 28, 2009 compared to the similar periods in 2008 due to work on our T-6 derivative products. Our Business and General Aviation segment research and development efforts have decreased slightly and reflect continued efforts on our derivative aircraft strategy as well as ongoing certification activities related to the Hawker 4000.

Non-operating Income/Expense, net. Net non-operating income was $137.2 million and $273.5 million for the three and six months ended June 28, 2009 compared to a net non-operating expense of $47.1 million and $94.9 million for the three and six months ended June 29, 2008. The $184.3 million increase for the three months ended June 28, 2009 is due to the $175.0 million net gain recognized on the previously discussed tender offer to purchase our debt securities. In addition, interest expense is lower due to lower interest rates on our floating rate debt as well as reduced principle balances on the fixed rate debt as a result of the debt repurchases. Similarly, the $368.4 million increase for the six months ended June 28, 2009 is due to the $352.1 million gain recognized on the purchase of our debt securities previously discussed as well as lower interest expense due to lower interest rates on our floating rate debt and reduced principle balances on the fixed rate debt as a result of the debt repurchases. The debt repurchases will continue to reduce interest expense in future periods.

Provision for Income Taxes. During the three and six months ended June 28, 2009, we recorded net gains related to the purchase of our debt securities of $175.0 million and $352.1, respectively. The cancellation of debt income related to these gains was treated as discretely affecting the tax provision as opposed to being included in the effective annual tax rate. See Note 10 to the unaudited condensed consolidated financial statements for additional information.

The blended annual effective tax rate for the six months ended June 28, 2009, excluding the impact of cancellation of indebtedness income discussed above, was negative 45.1% and was 15.6% including the impact of the discrete item. The effective tax rate for the six months ended June 29, 2008 was 36.0%. The change in the effective tax rate was due to the full valuation allowance recorded on our net deferred tax assets at December 31, 2008. The valuation allowance affects our current tax provision and effective tax rate by deferring tax benefits until management determines we have sufficient positive evidence related to sources of future taxable income to recognize those benefits.

Cash Flow Analysis

The following table illustrates sources and uses of funds:

(In millions)	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Net cash used in operating activities	$(141.7)	$(59.2)
Net cash used in investing activities	(32.7)	(29.7)
Net cash provided by (used in) financing activities	104.9	(106.5)
Effect of exchange rates on cash and cash equivalents	—	0.1

Net decrease in cash and cash equivalents	$(69.5)	$(195.3)

Six Months Ended June 28, 2009. Net cash used in operating activities was $141.7 million. The net cash consumed was primarily due to significantly decreased accounts payable balances as amounts due vendors associated with higher activity in late 2008 were paid early in 2009. In addition, customer deposits were reduced as a result of the decline in new orders.

Net cash used in investing activities of $32.7 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and facilities improvements in our Customer Support segment.

Net cash from financing activities of $104.9 million represents the proceeds from the full draw of our $365 million revolving credit facility offset by the cash used to purchase our debt securities in both the previously discussed tender offer and open market purchases as well as payments on notes payable used to finance engine purchases.

Six Months Ended June 29, 2008. Net cash used in operating activities was $59.2 million. The net cash consumed was primarily due to an increase in inventory in connection with increased build rates for the Hawker 4000 and other aircraft models partially offset by a financing arrangement with a third party that extends payment terms for engine purchases in exchange for short-term promissory notes, improved earnings adjusted for non-cash charges, increased commercial aircraft deposits received and an increase in accounts payable. The seasonality of our aircraft deliveries coupled with a more linear aircraft production schedule also contributed to net operating cash consumption for the six months ended June 29, 2008.

Net cash used in investing activities of $29.7 million included capital expenditures of $27.6 million primarily related to tooling, facilities improvements and equipment used in the manufacturing process and additions to computer software of $2.1 million.

Net cash used in financing activities of $106.5 million represents payments on notes payable used to finance engine purchases and mandatory principal payments of the senior secured term loan.

Liquidity and Capital Resources

Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility. As of June 28, 2009, we have fully drawn our revolving credit facility and have no further availability.

In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 (the “Securities Act”) and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer resulted in the purchase of $274.5 million aggregate principal amount of our debt securities and a net gain of $175.0 million. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net gain of $352.1 million during the six months ended June 28, 2009.

In addition, in connection with the Acquisition, we entered into senior secured credit facilities totaling $1,810.0 million, consisting of a $1,300.0 million term loan drawn at the close of the Acquisition, an undrawn $400.0 million revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

The prepayments may be financed with cash, if we meet certain conditions set forth in the amendment, including a $400.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from Hawker Beechcraft, Inc., our parent company. Under the terms of the amendment, any such prepayments will reduce the amount of the secured term loan outstanding and payable on the final maturity date. Additionally, we agreed to pay to each lender that consented to the adoption of the amendment prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the credit agreement as of the effective date of the amendment.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in the Company’s $400.0 million revolving credit facility. Lehman Brothers Commercial Bank has not fulfilled its funding obligations under the Company’s revolving credit facility.

The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

We have substantial indebtedness. As of June 28, 2009, our total indebtedness was $2,308.4 million, including $66.0 million of short-term obligations payable to a third party under a financing arrangement and reflecting $365.0 million of borrowings under our revolving credit facility. We also had up to $75.0 million of available letter of credit issuances under a synthetic letter of credit facility. In addition, our Senior PIK-Election Notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. If we were to elect to pay PIK-interest for all periods in which we have the option, we will incur indebtedness in an amount equal to the PIK-interest. On March 30, 2009, we notified our noteholders that we had elected to pay the October 2009 semi-annual interest payment on our Senior PIK-Election Notes by increasing the principal value of the notes rather than by paying in cash.

As of June 28, 2009, we continue to be in full compliance with all covenants contained in our debt agreements.

As of June 28, 2009, we had $308.1 million of cash and cash equivalents and had fully drawn the $365.0 million available under our revolving credit facility. We continue to evaluate our short- and long-term balance sheet management plans. We have taken, and continue to take, various actions to preserve our liquidity and cash position, including reduced production levels to better meet expected demand; work force reductions consistent with the lower production levels; and other cost reduction efforts including facility consolidation, sharply reduced discretionary spending and deferrals of certain product development activity. We believe these actions will result in our having sufficient cash on hand and cash from operations to meet our cash requirements for the next twelve months. Continued economic deterioration may further depress the general aviation market and we could be required to take additional measures to meet our liquidity needs. As our visibility regarding future market conditions improves, our future balance sheet management plans could include any combination of repayment of drawings under the revolving credit facility, prepayment of the term loan, additional repurchases of notes or other investments in our business.

Seasonality

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the second half of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher second half delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the second half of the year could have a disproportionate effect on our full-year financial operating results.

Backlog

Orders for general aviation aircraft are included in backlog upon receipt of an executed contract. Our backlog was $6.8 billion at June 28, 2009 of which approximately 75% is not expected to be converted into revenue within the next twelve months. Our backlog continues to include significant orders with NetJets® Inc. and the U.S. Government. During the six months ended June 28, 2009, NetJets cancelled orders for 12 aircraft and deferred essentially all of their remaining orders scheduled for delivery in 2009 or 2010, until after the end of 2010. The NetJets backlog remains significant and continues to be scheduled for delivery over many years; however, NetJets has historically not represented more than 10% of our annual revenue.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of the arrangements has or is likely to have a material effect on our financial condition, results of operations or liquidity. See Note 14 to the unaudited condensed consolidated financial statements for additional information.

Summary of Critical Accounting Policies

For a discussion of our critical accounting policies, refer to “Summary of Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K, as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008.

Recent Accounting Pronouncements

See Note 2 to the unaudited condensed consolidated financial statements for a discussion of Recent Accounting Pronouncements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

There has been no material change in our exposure to market risk during the six months ended June 28, 2009. For a discussion of our exposure to market risk, refer to Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” contained in our Annual Report on Form 10-K, as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated our disclosure controls and procedures as of June 28, 2009. Based on this evaluation and in consideration of the ongoing remediation of the material weakness described below, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that the information required to be disclosed by us in the reports filed under the Securities Exchange Act of 1934 is (i) recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Remediation of Weakness in Internal Control Over Financial Reporting

We are in the process of designing and implementing improvements in our internal control over financial reporting to address the material weakness in accounting for income taxes. These improvements include, among other things, improved documentation and analysis regarding the temporary differences between financial and tax reporting, training individuals involved in accounting and reporting for income taxes regarding these issues, and enhancing the documentation around conclusions reached in the implementation of the applicable generally accepted accounting principles. Beginning in 2009, the Company engaged an outside consulting firm to assist in income tax accounting.

Changes in Internal Control over Financial Reporting

With the exception of the remediation activities described above, there were no changes in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting during the last fiscal quarter. As previously disclosed, as of December 31, 2008 and March 29, 2009, we did not maintain effective controls to ensure the completeness and accuracy of our provision for income taxes and related deferred income tax accounts. Specifically, we did not identify, evaluate and report non-routine and complex tax accounting matters, including adequately documenting and monitoring differences between the income tax basis and financial reporting basis of our assets and liabilities.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 13 to the unaudited condensed consolidated financial statements). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 25, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see Item 1A, “Risk Factors” contained in our Annual Report on Form 10-K, as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier non-conformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition, results of operations or liquidity.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation was focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King Air aircraft delivered to the government. HBAC cooperated with the government’s investigation. On March 26, 2009, the United States Attorney’s Office for the District of Kansas filed a Notice in the United States District Court for the District of Kansas informing the Court that the United States declined to intervene in a qui tam lawsuit relating to the FCA investigation. The U.S. Attorney’s Notice to the Court further asserted that the government retains the right to intervene in the FCA qui tam action and that no settlement of that action can occur without the government’s consent. The Court directed that the Second Amended Complaint in the qui tam lawsuit be unsealed. On April 13, 2009, the qui tam relators filed a Third Amended Complaint. The qui tam lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleges FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company). The lawsuit also alleges FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (an HBAC supplier) and various affiliates of TECT. The Third Amended Complaint does not quantify the damages alleged against HBAC. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. The matter is now pending.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. In the RFA, Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. Airbus claims damages in an amount in excess of 40 million pounds sterling. HBAC filed its response in June, 2009, vigorously contesting Airbus’s claims and denying the material allegations of the RFA and further alleging that Airbus breached the Joint Cost Reduction Agreement between the parties, claiming unspecified damages as well as claiming damages of $500,325 related to defective shipset deliveries. Airbus filed a response on July 17, 2009, denying HBAC’s claims.

The arbitration tribunal has been selected and the Chairman is awaiting confirmation by the ICC. Thereafter, the arbitration tribunal will hold a first meeting with the parties to be scheduled in the coming weeks in order to establish a procedural timetable and finalize the Terms of Reference. Following the first meeting, the parties will make written submissions on the merits to the Tribunal in accordance with the procedural timetable.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Item 1A.	Risk Factors

In addition to the risk factors below and the other information set forth in this report, you should carefully consider the risk factors discussed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K, as amended by Form 10-K/A, filed July 15, 2009, for the year ended December 31, 2008, which could materially affect our business, financial position or results of operations.

We Could Suffer Losses Due to Asset Impairment Charges for Goodwill and Intangible Assets.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we test goodwill and intangible assets with indefinite lives, for impairment during the fourth quarter of each year. We continue to assess whether factors or indicators, such as the continuation of existing market conditions, could require an interim test. A downward revision in the fair value of a reporting unit or intangible assets could result in an impairment under SFAS 142 and a non-cash charge would be required. Any such charge could have a material adverse effect on our reported results of operations.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

Exhibit Number	Description

10.1*	Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan, effective as of January 1, 2009.

10.2*	Amendment dated June 4, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

10.3*	Amendment dated as of December 30, 2008 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

10.4*	Form of June 2009 Joinder Agreement.

10.5*	Form of June 2009 Time Vesting Options Agreement.

10.6*	Form of June 2009 Performance Vesting (A) Options Agreement.

10.7*	Form of June 2009 Performance Vesting (B) Options Agreement.

10.8*	Form of June 2009 RSU Agreement.

31.1.1*	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2*	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3*	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4*	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1*	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2*	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3*	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4*	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ James D. Knight
James D. Knight, Vice President and Controller (Principal Accounting Officer)

Date: August 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ James D. Knight
James D. Knight
(Principal Accounting Officer)

Date: August 4, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Hawker Beechcraft Corporation amended and Restated Excess Pension Plan, effective January 1, 2009.

10.2*	Amendment dated June 4, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

10.3*	Amendment dated as of December 30, 2008 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

10.4*	Form of June 2009 Joinder Agreement.

10.5*	Form of June 2009 Time Vesting Options Agreement.

10.6*	Form of June 2009 Performance Vesting (A) Options Agreement.

10.7*	Form of June 2009 Performance Vesting (B) Options Agreement.

10.8*	Form of June 2009 RSU Agreement.

31.1.1*	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2*	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3*	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4*	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1*	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2*	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3*	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4*	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Filed herewith.

Exhibit 10.1

HAWKER BEECHCRAFT

CORPORATION AMENDED AND

RESTATED EXCESS PENSION

PLAN

HAWKER BEECHCRAFT CORPORATION AMENDED

AND RESTATED EXCESS PENSION PLAN

-i-

-ii-

HAWKER BEECHCRAFT CORPORATION AMENDED

AND RESTATED EXCESS PENSION PLAN

W I T N E S S E T H: That;

WHEREAS, the Employer provides specified unfunded deferred compensation benefits to eligible individuals pursuant to the Hawker Beechcraft Corporation Excess Pension Plan (the “Plan”), which Plan has been effective since March 26, 2007; and

WHEREAS, it has become desirable to adopt a new plan document for the Plan; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory.

NOW, THEREFORE, effective as of the Effective Date, the Company hereby adopts this plan document. From and after the Effective Date, the Plan will be known as the “Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan.” The terms of this plan document will apply to any individual first becoming eligible for benefits under the Plan on or after the Effective Date.

ARTICLE I – PURPOSE

Section 1.01. Purpose. The purpose of the Plan is to provide specified unfunded deferred compensation benefits for individuals who are eligible to participate in the Plan. It is the intention of the Company that this Plan be administered as an unfunded plan of deferred compensation for income-tax purposes and as an unfunded employee benefit plan established and maintained primarily for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II – DEFINITIONS

For purposes of this Plan, the following phrases or terms will have the following meanings, unless otherwise clearly apparent from the context.

Section 2.01. Affiliated Company(ies) means each entity that has a relationship to the Employer as described by Section 414(b), (c), or (m) of the Code.

For purposes of determining whether a Participant has incurred a Separation from Service, the foregoing provisions of Code Sections 414(b) and 414(c) will be applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treasury Regulation Section 1.414(c)-2.

Section 2.02. Beneficiary(ies) means the person(s) or entity(ies) entitled to receive any benefits under this Plan pursuant to the designation of a Participant (or in default of such designation), as provided in Section 4.03 hereof.

Section 2.03. Board of Directors means the board of directors of the Company.

Section 2.04. Code means the Internal Revenue Code of 1986, as amended.

Section 2.05. Company means Hawker Beechcraft Corporation, or its successor.

Section 2.06. Effective Date means January 1, 2009.

Section 2.07. Employee means an individual who is employed and compensated (by (i) a payroll check issued directly from the Employer or Employer agent to the individual, (ii) direct payroll deposit made to the individual’s account by the Employer or Employer agent, or (iii) other similar means of direct payment by the Employer or Employer agent, such as electronic pay card or debit card) by the Employer. In no event will the term “Employee” include any individual classified, treated, or otherwise characterized by the Employer as an independent contractor, consultant, leased employee, temporary agency employee, or otherwise not treated by the Employer as an “Employee” for purposes of this Plan.

Section 2.08. Employer means the Company and any Affiliated Company that adopts this Plan.

Section 2.09. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.10. Participant means an individual who is eligible to participate in this Plan in accordance with Section 3.01 hereof. Where the context requires, the term “Participant” also will include a former Participant.

Section 2.11. Plan means this Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan, as amended.

Section 2.12. Plan Administrator means the Company or the person(s) designated by the Company to administer this Plan. The Plan Administrator may be a committee of two or more individuals. If a committee is appointed, it will operate under such rules and procedures as the Board of Directors may designate or approve from time to time.

Section 2.13. Plan Year means the 12-month period commencing January 1 each year.

Section 2.14. Qualified Retirement Plan means the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended, and any successor to such plan.

Section 2.15. Separation from Service means the Participant’s termination of employment with the Employer and all Affiliated Companies. The term includes, but is not limited to, terminations of employment which arise from the Participant’s death, disability, retirement, discharge (with or without cause), or voluntary termination. The term does not include any temporary absences due to vacation, sickness, or other leaves of absence granted to the Participant by the Employer. A Separation from Service will not be deemed to occur upon a transfer involving any combination of the Employer and any Affiliated Company. The Plan Administrator will determine, in its Sole Discretion, whether and under what circumstances the Participant has incurred a Separation from Service.

Section 2.16. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.

Section 2.17. Specified Employee means, at any time any stock of a corporation is publicly traded on an established securities market or otherwise, each individual who is either (i) an officer of the corporation having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (ii) a 5% owner of the corporation, or (iii) a 1% owner of the corporation having annual compensation from the corporation of more than $150,000. For purposes of determining an individual’s percentage ownership in the corporation, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply.

The determination of whether an individual is a Specified Employee will be made by the Plan Administrator in accordance with regulations issued under Code Section 409A and other available guidance.

Section 2.18. Termination for Cause means, with respect to a Participant, a Separation from Service involving (i) breach of fiduciary duty with respect to the Employer; (ii) material breach of any provision of an employment contract; (iii) the commission of a felony crime or crime involving moral turpitude; (iv) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (v) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vi) refusal to obey any direction of the Participant’s supervisor or the governing body of the Employer. The Plan Administrator will determine, in its Sole Discretion, whether, for purposes of the Plan, a Participant has incurred a Separation from Service that is a Termination for Cause.

Section 2.19. Vested means, with respect to a Participant, that the Participant has a nonforefeitable right to the Participant’s accrued benefit under the Qualified Retirement Plan.

ARTICLE III – ELIGIBILITY

Section 3.01. Eligibility. Any Employee who is a participant in the Qualified Retirement Plan and whose benefit under the Qualified Retirement Plan is limited by Code Section 401(a)(17) and/or Code Section 415 will become a Participant in this Plan.

ARTICLE IV – BENEFITS

Section 4.01. Benefits. Upon incurring a Separation from Service, if a Participant is Vested, then, subject to Article V, the amount of the Participant’s benefit under this Plan (if any) will be equal to A. minus B. where:

A.	Equals the Vested benefit that would have been payable in the normal form of benefit payment under the Qualified Retirement Plan, determined as if the limitations of Code Section 401(a)(17) and Code Section 415 had not been imposed under the terms of the Qualified Retirement Plan.

B.	Equals the Vested benefit payable in the normal form of benefit payment under the Qualified Retirement Plan, determined utilizing the limitations of Code Section 401(a)(17) and Code Section 415.

As of the date payment is to commence under the terms of this Plan, the benefit under this Plan (if any) will be converted to a life-and-ten-year-certain annuity, using the actuarial factors, early retirement factors, and other provisions under the then-current terms of the Qualified Retirement Plan. Under no circumstance will the total of the benefit from this Plan and the benefit from the Qualified Retirement Plan, when added together, exceed the total amount the Participant (or the Participant’s Beneficiary) would have received from the Qualified Retirement Plan alone without regard to Code Section 401(a)(17) and Code Section 415, and any other provision of this Plan that may be construed otherwise will be conformed to this limitation. This limitation on the total of the benefits to be received from this Plan and the Qualified Retirement Plan will be subject to all conditions and limitations applicable under the Qualified Retirement Plan.

The Plan Administrator will have full and complete discretionary authority to interpret the foregoing provisions and may rely on the terms and provisions of the Qualified Retirement Plan in interpreting this Plan.

Section 4.02. Payment. Subject to Article V, a Participant’s benefit under this Plan (if any) will be paid by the Employer in the form of a life-and-ten-year-certain annuity, payable monthly, commencing during January following the year in which the Participant incurs a Separation from Service; provided, however, that if a Participant is a Specified Employee at the time of the Participant’s Separation from Service (other than due to death), payment hereunder will commence at the later of (i) the date payment otherwise would commence under this Section, or (ii) the first day of the month after the date that is six months after the date of the Participant’s Separation from Service. In the event of a Participant’s Separation from Service due to death, or if a Participant dies after Separation from Service but before commencement of benefits under this Plan, payment will be made to the Participant’s Beneficiary as if the Participant survived to the date payment is to commence under the Plan, began receiving payment of benefits, and then died immediately thereafter. If a Participant dies after commencement of benefits under this Plan, the Participant’s Beneficiary will receive payment of the remainder (if any) of the 120 guaranteed monthly payments the Participant would have received hereunder if the Participant had survived.

Section 4.03. Beneficiary. The Beneficiary of a Participant will be the person(s) or entity(ies) designated by the Participant on a beneficiary designation form provided by the Plan Administrator. A Participant’s beneficiary designation will be effective when received and accepted by the Plan Administrator. If the Participant dies without having a beneficiary designation in force, or in the event no designated Beneficiary is alive or in being at the time of the Participant’s death, the Participant’s Beneficiary will be deemed to be the Participant’s surviving spouse or, if the Participant leaves no surviving spouse, the Participant’s estate.

If there is any doubt as to the proper person(s) or entity(ies) to receive payment hereunder, payment may be withheld until the matter is finally adjudicated. Any payment made in good faith and in accordance with the provisions of this Plan and the Participant’s beneficiary designation form (if any) will fully discharge the Company, the Employer, the Plan Administrator, and all other persons from all further obligations with respect to such payment.

ARTICLE V – CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent. As a condition precedent to the payment of benefits under this Plan and in consideration of the Employer’s agreement to pay such benefits to the Participant (or the Participant’s Beneficiary), each Participant agrees that the following conditions precedent will apply. No benefits under this Plan will be paid or deemed earned unless and until the following conditions have been fully satisfied.

A.	Termination for Cause. If a Participant incurs a Separation from Service that is a Termination for Cause, no benefits will be payable hereunder. In the event a Participant (or the Participant’s Beneficiary) has received any payment hereunder and the Plan Administrator determines, in its Sole Discretion, that the Participant’s employment could have been terminated in a Termination for Cause had sufficient information been available at the time Participant terminated employment, no further payments will be made hereunder, and the Participant (or Participant’s Beneficiary) will, within five business days of demand by the Employer, pay to the Employer all benefits previously received under the Plan.

B.	Interpretation; Survival. The conditions set forth in this Section 5.01 will survive termination of the Plan for any reason. Each Participant expressly agrees that the provisions of this Section 5.01 will be applied without regard to whether the Participant’s employment is voluntarily or involuntarily terminated.

ARTICLE VI – SOURCE OF BENEFITS

Section 6.01. Source of Benefits. Amounts payable hereunder will be paid exclusively from the general assets of the Employer. The Employer’s obligation under this Plan will constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder will have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of Employer. The Employer is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan. Each Participant will be an unsecured general creditor of the Employer and will have no interest whatsoever in any such assets or fund. The Employer’s liability for the payment of benefits hereunder will be evidenced only by this Plan.

Section 6.02. Multiple Employers. In the event a Participant is or has been employed by two or more Employers and is entitled to a benefit from more than one Employer under this Plan, the liability for the payment of such Participant’s benefits under this Plan will be apportioned among the Employers based upon a determination made by the Plan Administrator in its Sole Discretion. A Participant may only secure payment of benefits from the Employer to whom the Plan Administrator has apportioned liability for the benefits.

ARTICLE VII – ADMINISTRATION

Section 7.01. Plan Administrator. The Plan Administrator will have full power to administer this Plan in all of its details, which powers will include, but are not limited to, the discretionary authority to determine eligibility for benefits, to construe the terms of the Plan, and to make factual findings with respect to any issue arising under the Plan, with its interpretation to be final and conclusive.

Section 7.02. Reliance on Certificates, etc. The Plan Administrator, the Board of Directors, and the officers and employees of the Company will be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

ARTICLE XIII – AMENDMENT AND TERMINATION

Section 8.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment will be binding upon the Company, the Plan Administrator, each Participant, any adopting Employer, and all other persons, except that no amendment will reduce the amount of the benefit that a Participant is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date) without the Participant’s (or present-interest Beneficiary’s) written consent. Notwithstanding the foregoing, no consent will be required and the Board of Directors will have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which will include, but will not be limited to, the right to retroactively apply any amendments necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or to comply with any applicable provision of the Code or ERISA or any judicial or administrative guidance.

Section 8.02. Termination. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer will have the right to discontinue or terminate its participation in this Plan as to its Employees. Upon a complete or partial termination of the Plan, each affected Participant (and present-interest Beneficiary) will be given notice of the termination and will be entitled to receive benefits in accordance with Article V.

ARTICLE IX – RESTRICTIONS ON ALIENATION

Section 9.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan will be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder will be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. The rights of a Participant or a Beneficiary hereunder will not be subject in any manner to attachment or other legal process for the debts of the Participant or such Beneficiary.

ARTICLE X – CLAIMS PROCEDURES

Section 10.01. Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

A.	Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant’s actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to Hawker Beechcraft Benefits Department, Human Resources, 10511 East Central, Wichita, Kansas 67206.

B.	Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan’s claim review procedures (including, if applicable, a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination). If the Plan Administrator determines that an extension of time for processing the claim is necessary, written notice will be provided to the Claimant before the end of the initial 90-day period and will indicate the special circumstances that require the extension. The extension will not exceed a 90-day period of time.

C.	Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of the Company or a review committee, as designated by the Company, by mailing a copy thereof to the address shown in Section 10.01.A.; provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

D.	Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant for a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant’s position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan. Notice of the decision on review also will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and will include, if applicable, a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

Section 10.02. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against the Plan, any trust used in conjunction with the Plan, the Employer, the Company, or the Plan Administrator, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X will be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XI – MISCELLANEOUS

Section 11.01. Effective Date. This plan document will be effective as of the Effective Date.

Section 11.02. No Guarantee of Interests. Neither the Employer, Plan Administrator, nor Board of Directors (nor any of their members) may guarantee the payment of any amounts which may be or becomes due to any person or entity under this Plan. The liability to make any payment under this Plan is limited to the then available assets of the Employer.

Section 11.03. Payments Net of Withholding. Notwithstanding any other provision of the Plan, all payments will be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements.

Section 11.04. Binding on Successors. This Plan will be binding upon all Participants, their respective heirs, and personal representatives and upon the Employer, its successors, and assigns.

Section 11.05. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It will not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Plan Administrator, will not be diminished by reason of the participation of any such adopting entity in this Plan.

Section 11.06. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, either by reason of age or by reason of mental or physical disability, the Plan Administrator is authorized to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Company, the Employer, the Plan Administrator or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority will constitute a complete discharge of all obligations hereunder.

Section 11.07. Erroneous Payments. If any person receives any amount of benefits that the Plan Administrator in its Sole Discretion later determines that such person was not entitled to receive under the terms of the Plan, such person will be required to immediately make reimbursement to the Employer.

Section 11.08. Headings. The headings used in this Plan are inserted for reference purposes only and will not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.

Section 11.09. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Plan Administrator, the Employer, or any other person will be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 11.10. Severability. If any provision of this Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions thereof, and the Plan will be construed and enforced as if such provisions had not been included.

Section 11.11. No Contract of Employment. Nothing contained herein will be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained will be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan.

Section 11.12. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder will be reduced or eliminated, as the case may be, to comply with such legal limitations.

Section 11.13. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A of the Code, and, consistent with such provisions of the laws of the United States of America and in all other respects, the Plan and all agreements entered into under the Plan will be governed, construed, administered, and regulated in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan will be maintained exclusively in the state or federal courts in Kansas.

Section 11.14. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors will not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

Section 11.15. No Acceleration. Except as otherwise permitted by law, the time or schedule of any payment of benefits under this Plan will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of this Plan, or any provision of this Plan, will cause or permit acceleration of the time or schedule of any payment of benefits under this Plan.

Section 11.16. FICA Tax Liability. For purposes of calculating the FICA tax liability with respect to a Participant’s benefit under this Plan, the actuarial assumptions to be applied will be the actuarial assumptions under the Qualified Retirement Plan for purposes of calculating lump-sum present-value payments, as in effect on the date of determination.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed, effective as of the Effective Date.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

Exhibit 10.2

AMENDMENT TO THE HAWKER BEECHCRAFT

CORPORATION RETIREMENT INCOME PLAN FOR

SALARIED EMPLOYEES

THIS AMENDMENT (“Amendment”) is made this 4th day of June, 2009, to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (the “Plan”) by Hawker Beechcraft Corporation (the “Company”), as sponsor of the Plan.

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the board of directors of the Company has approved adoption of this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. PPA – Minimum Present Value. Effective January 1, 2008, Paragraph 1 of Appendix A to the Plan is amended in its entirety to read as follows:

1.	Lump Sum Payment Option. For purposes of determining/converting to a lump-sum value, the following factors will be used:

(a)	Rate of Interest. For determinations before January 1, 1999, the PBGC rates in effect on the first day of the Plan Year for which the distribution is made. For determinations after December 31, 1998 and before January 1, 2008, the annual rate of interest on 30-year Treasury securities as specified by the Commissioner for the month of November preceding the Plan Year in which the distribution is made. For determinations on and after January 1, 2008, the adjusted first, second, and third segment rates as specified by the Commissioner of Internal Revenue for the month of November preceding the Plan Year in which the distribution occurs.

(b)	Mortality. For determinations before January 1, 1999, the PBGC mortality rate table for healthy males with ages of the Participant set back one year and ages of the spouse or Joint Annuitant set back four years. For determinations after December 31, 1998 and before December 31, 2002, the 1983 Group Annuity Mortality Table using a blend of fifty percent (50%) of the male table and fifty percent (50%) of the female table. For determinations on or after December 31, 2002 and before January 1, 2008, the 94 GAR/GATT 2003 Mortality Table prescribed in Revenue Ruling 2001-62. For determinations on and after January 1, 2008, the applicable mortality table under Code Section 417(e)(3), as prescribed by the Commissioner of Internal Revenue from time to time.

2. Affiliated Employer. Effective January 1, 2009, Section 1.08 is amended to read as follows:

1.08	“Affiliated Employer” shall mean the Employer and any other entity while it is a member of a “controlled group of corporations,” a group under “common control,” or an “affiliated service group” with the Employer, all as determined under Code Sections 414(b), (c), (m), (o), or, solely for purposes of Section 6.01, the rules set forth in Code Section 415(h). Raytheon Company ceased to be an Affiliated Employer upon the closing of the divestiture of Raytheon Aircraft Company by Raytheon Company on March 26, 2007.

3. Board of Directors. Effective January 1, 2009, Section 1.11 is amended to read as follows:

1.11	“Board” or “Board of Directors” shall mean the Board of Directors of the Plan Sponsor, except that any action which could be taken by the Board may also be taken by a duly authorized committee of the Board.

4. Employer. Effective January 1, 2009, Section 1.27 is amended to read as follows:

1.27	“Employer” shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) and any other Affiliated Employer which, with the consent of the Committee, has adopted this Plan for its Eligible Employees. “Employer” when used in this Plan shall refer to such adopting entities either individually or collectively, as the context may require.

5. Estimated Primary Social Security Benefit. Effective January 1, 2009, the last paragraph of Section 1.30 is amended in its entirety to read as follows:

In lieu of using an estimated compensation for a particular period, the Participant may elect to have his Estimated Primary Social Security Benefit based on the Participant’s actual wage history as furnished by the Social Security Administration or such other source as the Employer deems to be reliable. The Participant must, however, supply the Employer with satisfactory documentation of his actual wage history within one year of time following the later of his termination of employment (initial termination of employment, in the case of a rehired employee) or the date upon which the Employer notifies him of the benefit, if any, that he is entitled to receive under the Plan. If the Participant elects to furnish his actual wage history after the date that his Accrued Benefit has been determined by the Employer, the recalculated Estimated Primary Social Security Benefit shall not cause a reduction to his Accrued Benefit.

6. Participating Employer. Effective January 1, 2009, Section 1.47 is amended to replace references to “Raytheon Aircraft Company” and “Raytheon Aircraft Services, Inc.” with, respectively, “Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company)” and “Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc.).”

7. Plan. Effective January 1, 2009, Section 1.51 is amended to read as follows:

1.51	“Plan” shall mean this plan designated as the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees.

8. Plan Sponsor. Effective January 1, 2009, Section 1.52 is amended to read as follows:

1.52	“Plan Sponsor” shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company).

9. Salaried Plan Employee. Effective January 1, 2009, Section 1.61 is amended to replace references to “Raytheon Aircraft Company” and “Raytheon Aircraft Services, Inc.” with, respectively, “Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company)” and “Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc.).”

10. Qualified Military Service. Effective for military deaths occurring on or after January 1, 2007, Section 2.07(b) is amended to read as follows:

(b) For this purpose, the term “Qualified Military Service” shall mean any service in the uniformed services by any Employee if such Employee is entitled to reemployment rights under Chapter 43 of title 38, United States Code, provided, the Employee returns to employment, with the Participating Employer within the applicable time limits prescribed in Chapter 43 of title 38, United States Code. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to Qualified Military Service shall be provided in accordance with Section 414(u) of the Code. Notwithstanding the preceding sentence, for purposes of Article 8, to the extent required by the Heroes Earnings Assistance and Relief Tax (HEART) Act of 2008, a return to employment is not required if an Employee dies during what would otherwise be Qualified Military Service; however, in that event the Qualified Military Service will not be treated as Vesting Service or Credited Service.

11. Suspension of Benefits. Effective March 1, 2009, Section 4.03 is amended to add the following provision at the end thereof:

Notwithstanding the foregoing provisions of this Section 4.03, benefits will not be suspended for individuals receiving benefits under the Plan who return to service or employment on or after March 1, 2009.

12. Commencement of Retirement Benefits. Effective January 1, 2009, Sections 5.02, 5.03, 5.04, and 5.05 are amended as follows to clarify the timing of commencement of benefits:

a. Section 5.02 is amended in its entirety to read as follows:

A Participant’s Normal Retirement Benefit shall be a monthly annuity for the life of the Participant, commencing upon the Participant’s Normal Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence. The Participant’s Normal Retirement Benefit will be an amount equal to his Accrued Benefit at Normal Retirement Date.

b. The first paragraph of Section 5.03 is amended in its entirety to read as follows:

A Participant whose Termination Date is after his Normal Retirement Date, and whose pension payments have not commenced under Section 4.07 before his Termination Date, shall be entitled to a Postponed Retirement Benefit of a monthly annuity for life, in an amount equal to his Accrued Benefit (as defined in Section 5.01) at his Postponed Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

c. Section 5.04 is amended by adding the following as a new paragraph at the end thereof:

Any request by a Participant to receive an Early Retirement Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

d. Section 5.05 is amended by adding the following as a new subsection (c) at the end thereof:

(c) Deferred Vested Benefit – Election to Commence.

Any request by a Participant to receive a Deferred Vested Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

13. Disability Benefits. Effective for Participants who first incur a Total and Permanent Disability on or after the date of this Amendment, the first paragraph of Section 5.07 is amended to read as follows:

A Participant who has incurred a Total and Permanent Disability during Active Employment while an Employee of a Participating Employer shall be entitled to a Disability Retirement Benefit of a monthly annuity for life, commencing as of the first day of the month following his eligibility date, but in no event earlier than 12 months before the date the Participant is determined by the Social Security Administration to suffer from a Total and Permanent Disability. The benefit will be in an amount equal to the lesser of (i) 1.2% of the Participant’s Final Average Earnings multiplied by his Credited Service, and (ii) 60% of the Participant’s Final Average Earnings less his Social Security Adjustment subject to the following conditions and restrictions:

14. Section 415 – Lump Sums. Section 6.01(e) is amended to add the following provision at the end thereof:

(In accordance with the Pension Funding Equity Act of 2004, for the 2004 and 2005 Plan Years, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is 5.5% rather than the applicable interest rate under Code Section 417(e)(3). In accordance with the Pension Protection Act of 2006, effective January 1, 2006, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is the greater of (i) 5.5%, or (ii) the rate that provides a benefit of not more than 105% of the benefit that would be provided if the rate specified in Appendix A were the interest rate assumption.)

15. QJSA Notice Period. Effective January 1, 2008, the following provisions of the Plan are amended to incorporate a 180-day election period for electing a form of benefit other than a qualified-joint-and-survivor annuity:

a. The last sentence of Section 9.01 is amended in its entirety to read as follows:

Any consent of the Participant’s spouse must be made within 180 days of the date the Qualified Joint and Survivor Annuity would otherwise commence, and must be executed in accordance with the rules of Section 9.04.

b. Section 9.04 is amended by deleting references to “90” and replacing them with references to “180.”

16. Lump-Sum Payments. Effective January 1, 2009, Section 9.02 is amended in its entirety to read as follows:

9.02	Lump Sum Payments

(a) Involuntary Payment

If a Participant or alternate payee has not begun to receive payments but is entitled to a benefit hereunder, or a Beneficiary (including a spouse) is entitled to a death benefit hereunder, that has an Actuarial Equivalent Value of less than $3,500 (with such Actuarial Equivalent Value determined after taking into account any benefits transferred to this Plan under the provisions of Section 3.04), the Actuarial Equivalent Value shall be paid to such Participant, alternate payee, or Beneficiary (including a spouse) in a lump sum in lieu of, and in full satisfaction of, such benefit under this Plan; provided that, with respect to distributions made on or after March 28, 2005, if the Actuarial Equivalent Value of the benefit is greater than $1,000 but not greater than $3,500, then no such lump sum payment shall be made unless written consent is received from such Participant or alternate payee (no consent of a spouse or Beneficiary is required for such lump sum payment). Upon the making of such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

(b) Optional Payment

If the monthly pension payable to a Participant, alternate payee, or Beneficiary (including a spouse) as of the date when payments are to begin is $125 or less, the payee may elect to receive the Actuarial Equivalent Value in a lump sum payment in lieu of, and in full satisfaction of, such benefit under this Plan. If the Actuarial Equivalent Value exceeds $3,500, or the lump sum is made after pension payments have commenced, a married Participant’s spouse must consent to the distribution to the Participant in accordance with the requirements of Section 9.04. Upon making such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

17. Forms of Payment Available Alternate Payee. Effective for QDROs processed on or after January 1, 2009, a new subsection (h) is added to Section 9.05, to read as follows:

(h) Forms of Payment Available to Alternate Payee

Notwithstanding any other provision of the Plan, an alternate payee with a separate interest in the Plan may only elect to receive payment of benefits under the Plan in the form of either (i) a single-life annuity, (ii) a lump-sum payment (if the amount of the single-life annuity would otherwise permit election of a lump-sum payment under Section 9.02(b)), or (iii) an

Actuarially Equivalent monthly benefit that provides for benefit payments to the alternate payee for lifetime with a guaranteed minimum period of either five years or ten years (as specified by the alternate payee before the Benefit Commencement Date). If an alternate payee elects one of the forms of payment described in the preceding clause (iii) but dies before receiving payment of all guaranteed payments, the remaining payments will be made to the alternate payee’s beneficiary, determined in accordance with Section 9.04 (other than the provisions thereof allowing for designation of a joint annuitant), with such Section applied as if the alternate payee were the Participant. Nothing herein, however, will prohibit the making of a lump-sum distribution in accordance with Section 9.02(a) (small-sum cash-out), if applicable.

18. Nonspouse Beneficiary Rollover. Effective January 1, 2009, the following provisions of the Plan are amended to permit rollover of an eligible rollover distribution by a nonspouse Beneficiary of a Participant:

a. Section 9.07(b)(2) (definition of “eligible retirement plan”) is amended to add the following sentence at the end thereof:

In the case of a distribution to a designated beneficiary who is not a surviving spouse, the term “eligible retirement plan” means an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii).

b. Section 9.07(b)(3) (definition of “distributee”) is amended to add the following sentence at the end thereof:

Further, in the event of a deceased Participant, a designated beneficiary, as defined by Code Section 401(a)(9)(E), who is not a surviving spouse of the Participant will be a distributee with regard to a direct trustee-to-trustee transfer to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution.

19. Certain Retroactive Payments. Effective January 1, 2009, a new Section 9.08 will be added to the Plan, to read as follows:

9.08	Retroactive Payments

The Committee is authorized to make retroactive payments (including, if determined by the Committee, an appropriate interest adjustment with respect to those retroactive payments) in cases where payment of benefits has been delayed (in whole or in part) beyond the Benefit Commencement Date due to reasonable administrative delay or because the Participant had not commenced benefits prior to the Participant’s Normal Retirement Date and could not be located by the Committee (after making reasonable efforts to do so) at the Participant’s Normal

Retirement Date. Such cases may include delay due to (i) determination of a Participant’s Social Security earnings, (ii) determination of a Participant’s disability, or (iii) the need to locate a Participant’s beneficiary following death.

20. Recovery of Overpayments. Effective January 1, 2009, a new Section 9.09 will be added to the Plan, to read as follows:

9.09	Overpayments

In the event a Participant, alternate payee, Beneficiary, or other person is receiving payment under the Plan and an overpayment occurs (e.g., annuity payments inadvertently continue post death), the Committee (or its delegate) is authorized to seek recovery of such overpayment as follows:

(a)	In the event of death, the decedent’s estate (or similar successor to the decedent’s assets, if there is no estate) may be petitioned for recovery of such overpayment.

(b)	Recovery of the overpayment may be made by reducing the continuing payments to the Participant, alternate payee, Beneficiary, or other person as follows: (i) if the overpayment did not exceed one month’s payment, the overpayment will be recovered at the rate of 25% of the continuing payments until fully recovered; and (ii) if the overpayment exceeded one month’s payment, the overpayment will be recovered at the rate of 20% of the continuing payments until fully recovered. Notwithstanding the foregoing, in the case of a qualified-preretirement-survivor annuity or a qualified-joint-and-survivor annuity, the procedure described in (a) above will be utilized unless the Committee is satisfied that application of the procedure described in this paragraph (b) will not cause the survivor annuity to fail to be a qualifying survivor annuity.

21. Plan Administration. Effective January 1, 2009, Section 11.01 is amended to replace references to “Raytheon Aircraft Company” with “Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company).”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

Exhibit 10.3

AMENDMENT TO THE HAWKER BEECHCRAFT

CORPORATION RETIREMENT INCOME PLAN FOR

SALARIED EMPLOYEES

THIS AMENDMENT (“Amendment”) is made this 30th day of December, 2008, to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (the “Plan”) by Hawker Beechcraft Corporation (the “Company”), as sponsor of the Plan.

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, it is now desirable to amend the Plan.

NOW, THEREFORE, effective January 1, 2008, Section 1.15 of the Plan is hereby amended in its entirety to read as follows:

1.15

“Compensation” shall mean the wages as defined in Code Section 3401(a) for purposes of income-tax withholding but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed. “Compensation” includes the following amounts paid after a separation from service by the later of 2 1/2 months after the separation or the last day of the Limitation Year that includes the date of the separation from service:

(1)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the separation from service if the Employee had continued in employment with the Employer.

(2)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and those amounts would have been included in the definition of Compensation if they were paid prior to the Employee’s separation from service.

(3)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer, only to the extent includible in the Employee’s gross income, and those amounts would have been includible in the definition of Compensation if they were paid prior to the Employee’s separation from service.

The term “Compensation” includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b).

The “Compensation” of an individual taken into account under this Plan for a Limitation Year will not exceed $200,000, as adjusted for cost of living increases in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Committee in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Rich Jiwanlal
Name:	Rich Jiwanlal
Title:	Vice President, Human Resources

Exhibit 10.4

EXECUTION COPY

JOINDER AGREEMENT

TO THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

OF

HAWKER BEECHCRAFT, INC.

This Joinder Agreement (the “Joinder Agreement”) dated as of this      day of                          , to the Shareholders Agreement (as defined below) is by and between

(the “Employee”) and Hawker Beechcraft, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to that certain Subscription Agreement between the Employee and the Company dated as of                          ,              (the “Stock Purchase Agreement”), the Employee has agreed to purchase                                  shares of common stock of the Company, par value $.01 per share (the “Common Stock”);

WHEREAS, in connection with the Employee’s initial purchase of shares of Common Stock pursuant to the Subscription Agreement, the Company deems it reasonably necessary and desirable for the Employee to execute and deliver to the Company an agreement pursuant to which the Employee agrees to be bound by the terms of the Amended and Restated Shareholders Agreement, dated May 3, 2007 (the “Shareholders Agreement”) by and among the Company, GSCP, Onex and the Management Shareholders, and the Employee shall thereafter be deemed to be a Management Shareholder for purposes of the Shareholders Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Party to the Agreement. The parties hereto agree that the Employee is hereby made a party to the Shareholders Agreement as a Management Shareholder and the Employee hereby agrees to become a party to the Shareholders Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Shareholders Agreement that are applicable to a Management Shareholder; provided, however, that for purposes of Section 6.2 of the Shareholders Agreement, (i) the Employee’s Put Equity Securities shall include only those                      shares purchased pursuant to the Subscription Agreement, (ii) the Employee’s Equity Put Option shall not apply upon retirement, and (iii) the Employee’s Put Equity Securities and Equity Put Option shall terminate upon an Initial Public Offering. Execution and delivery of this Joinder Agreement by the Employee shall also constitute execution and delivery by the Employee of the Shareholders Agreement, without further action of any party.

Section 2. Defined Terms. Capitalized terms not defined herein shall have the meanings set forth in the Shareholders Agreement unless otherwise noted.

Section 3. Governing Law. This Joinder Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

Section 4. Effective Date. This Joinder Agreement is effective as of                      ,             .

Section 5. Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Joinder Agreement as of the date first above written.

(Employee)

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Signature Page to Joinder Agreement

Exhibit 10.5

EXECUTION COPY

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Time-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of                          ,              (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                                          (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, Hawker Beechcraft Corporation, a Kansas Corporation (“HBC”), has offered employment to                                  in an offer letter dated as of                          ,              (the “Employment Offer”);

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	General.

(a) Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [            ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be [$             ] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b) Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2.	Vesting; Termination of Employment.

(a) Subject to Section 2(b) hereof and the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall vest and become exercisable as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i) Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall vest or be exercisable;

(ii) On and after the first (1st) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 20% of the Shares;

(iii) On and after the second (2nd) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 40% of the Shares;

(iv) On and after the third (3rd) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 60% of the Shares;

(v) On and after the fourth (4th) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 80% of the Shares; and

(vi) On and after the fifth (5th) anniversary of the Date of Grant, the Option shall vest and be exercisable with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested and exercisable as described herein is hereinafter referred to as the “Vested Portion.”

(b) If the Participant’s Employment is terminated for Cause, the Option shall, whether or not then vested, be automatically canceled without payment of consideration therefor.

(c) If the Participant’s Employment is terminated by the Company without Cause, or due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain exercisable for the applicable period set forth in Section 3(a).

(d) Upon termination of the Participant’s Employment for any reason other than those set forth in Paragraph (b) or (c) of this Section 2, the Option shall, to the extent not previously vested, be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

(e) Upon the occurrence of a Transaction, the Option shall, to the extent not then vested, automatically become fully vested and exercisable.

(f) In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such

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Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3.	Exercise of Option.

(a) Post-Termination Period of Exercise.

(i) In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may exercise all or any part of the Vested Portion of the Option at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) the first (1st) anniversary of the date of termination of Employment.

(ii) In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of the Participant’s termination of Employment.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other

3

laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii) Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a)(ii) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

5. Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of

4

a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

7. Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(b)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

11. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

Exhibit 10.6

EXECUTION COPY

TYPE A

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Performance-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of                          ,              (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, Hawker Beechcraft Corporation (“HBC”) has offered employment to                                  in an offer letter dated as of                          ,              (the “Employment Offer”);

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	General.

(a) Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [                    ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be [$            ] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b) Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2.	Vesting; Termination of Employment.

(a) Subject to the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall become vested (but not exercisable) as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i) Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall be considered vested;

(ii) On and after the first (1st) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 20% of the Shares;

(iii) On and after the second (2nd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 40% of the Shares;

(iv) On and after the third (3rd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 60% of the Shares;

(v) On and after the fourth (4th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 80% of the Shares; and

(v) On and after the fifth (5th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested pursuant to this section 2(a) is hereinafter referred to as the “Vested Portion.” No portion of the Option will be exercisable until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(b) If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not then vested or exercisable, be automatically canceled without payment of consideration therefor.

(c) If the Participant’s Employment is terminated by the Company without Cause, , or due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(d) If the Participant’s Employment terminates for any reason other than a termination for Cause or a termination described in Section 2(c), the Option shall, to the extent not previously vested be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below .

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(e) In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3. Exercise of Option.

(a) Exercisability.

(i) If the Participant is employed by a member of the Company Group on the date of consummation of a Liquidity Event, all Shares originally subject to the Option (including those previously eligible for vesting under Section 2(a) which had not yet become vested) shall vest and become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event an 8% Internal Rate of Return and a Cash on Cash Return of at least two hundred percent (200%). For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of this Section 3(a)(i), return shall include all amounts included in the determination of Internal Rate of Return, except that the term Company Group Securities shall be substituted for the term “equity” as used in the definition of Internal Rate of Return.

(ii) If a Participant is no longer employed by a member of the Company Group on the date of consummation of a Liquidity Event, the Vested Portion of the Option that remains outstanding on the date of the Liquidity Event, if any, shall become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event an 8% Internal Rate of Return and a Cash on Cash Return of at least two hundred percent (200%).

(b) Post-Termination Period of Exercise.

(i) In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may, at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the date of grant and (y) the first (1st) anniversary of the date of termination of Employment, exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

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(ii) In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability , subject to any provisions of the Plan and this Agreement to the contrary, the Participant may, at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of termination of Employment exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(c) Method of Exercise.

(i) Subject to Section 3(a) and (b), the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such Shares or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures, as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii) Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

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(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(b)(i) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

5. Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

7. Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(c)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

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8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

11. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

Exhibit 10.7

EXECUTION COPY

TYPE B

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Performance-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of                          ,              (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                                  (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, Hawker Beechcraft Corporation (“HBC”) has offered employment to                                  in an offer letter dated as of [                    ] (the “Employment Offer”);

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	General.

(a) Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [                    ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be [$            ] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b) Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2.	Vesting; Termination of Employment.

(a) Subject to the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall become vested (but not exercisable) as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i) Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall be considered vested;

(ii) On and after the first (1st) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 20% of the Shares;

(iii) On and after the second (2nd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 40% of the Shares;

(iv) On and after the third (3rd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 60% of the Shares;

(v) On and after the fourth (4th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 80% of the Shares; and

(v) On and after the fifth (5th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested pursuant to this section 2(a) is hereinafter referred to as the “Vested Portion.” No portion of the Option will be exercisable until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(b) If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not then vested or exercisable, be automatically canceled without payment of consideration therefor.

(c) If the Participant’s Employment is terminated by the Company without Cause, or due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(d) If the Participant’s Employment terminates for any reason other than a termination for Cause or a termination described in Section 2(c), the Option shall, to the extent not previously vested be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below .

(e) In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such

Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3.	Exercise of Option.

(a) Exercisability.

(i) If the Participant is employed by a member of the Company Group on the date of consummation of a Liquidity Event, all Shares originally subject to the Option (including those previously eligible for vesting under Section 2(a) which had not yet become vested) shall vest and become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event an 8% Internal Rate of Return and a Cash on Cash Return of at least three hundred percent (300%). For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of this Section 3(a)(i), return shall include all amounts included in the determination of Internal Rate of Return, except that the term Company Group Securities shall be substituted for the term “equity” as used in the definition of Internal Rate of Return.

(ii) If a Participant is no longer employed by a member of the Company Group on the date of consummation of a Liquidity Event, the Vested Portion of the Option that remains outstanding on the date of the Liquidity Event, if any, shall become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event an 8% Internal Rate of Return and a Cash on Cash Return of at least three hundred percent (300%).

(b) Post-Termination Period of Exercise.

(i) In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may, at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the date of grant and (y) the first (1st) anniversary of the date of termination of Employment, exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(ii) In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability subject to any provisions of the Plan and this Agreement to the contrary, the Participant may, at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of termination of Employment exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(c) Method of Exercise.

(i) Subject to Section 3(a) and (b), the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such Shares or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures, as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii) Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(b)(i) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

5. Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

7. Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(c)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

11. Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

Exhibit 10.8

EXECUTION COPY

HAWKER BEECHCRAFT, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, made as of      day of             ,          (the “Date of Grant”), between Hawker Beechcraft , Inc., a Delaware corporation (the “Company”), and                             , (the “Grantee”).

R E C I T A L S:

WHEREAS, Hawker Beechcraft Corporation, a Kansas Corporation (“HBC”), has offered employment in an offer letter dated as of                  ,          to                          (the “Employment Offer”);

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant Restricted Stock Units to the Grantee pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Grant.

The Company hereby grants to the Grantee an award (the “Award”) of [        ] restricted stock units (the “Restricted Stock Units”). The Restricted Stock Units granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company. Subject to the terms of this Agreement, each Restricted Stock Unit represents the right to receive one (1) Share, cash or other consideration at the time and in the form and manner set forth in Section 7 hereof. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Employment Agreement.

2.	Vesting.

Subject to Section 3 hereof and the earlier termination or cancellation of the Restricted Stock Units as set forth herein, the Restricted Stock Units shall vest as follows, in each case as long as the Grantee’s employment has not theretofore terminated:

2.1. Prior to the first (1st) anniversary of the Date of Grant, no portion of the Award shall be vested;

2.2. On and after the first (1st) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 20% of the Restricted Stock Units;

2.3. On and after the second (2nd) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 40% of the Restricted Stock Units;

2.4. On and after the third (3rd) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 60% of the Restricted Stock Units;

2.5. On and after the fourth (4th) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 80% of the Restricted Stock Units; and

2.6. On and after the fifth (5th) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 100% of the Restricted Stock Units.

The portion of the Award which as become vested as described in this Section 2 or in Section 4 is herein referred to as the “Vested Portion.”

3.	Termination of Employment.

3.1. By the Company without Cause, or due to the Death or Disability of the Grantee. If, prior to the fifth (5th) anniversary of the Date of Grant, the Grantee’s employment is terminated by the Company without Cause, or by reason of the Grantee’s death or Disability, (i) the Participant shall be vested in an additional 20% of the Shares originally subject to the Restricted Stock Unit, (ii) the Vested Portion of the Award shall remain outstanding pursuant to the terms of this Agreement and (iii) the Award, to the extent not previously vested or vesting as described in this Section 3.1, shall be immediately forfeited without payment of consideration therefor.

3.2. Cause. In the event the Grantee’s employment is terminated for Cause, the Award, whether or not vested, shall immediately be forfeited without payment of consideration therefor.

3.3. Other Termination of Employment. Upon the termination of the Grantee’s employment for any reason other than those set forth in Sections 3.1 and 3.2, (i) the Vested Portion of the Award shall remain outstanding pursuant to the terms of this Agreement and (ii) the Award, to the extent not previously vested, shall be immediately forfeited without payment of consideration therefor.

4.	Effect of a Transaction.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a Transaction, the Award shall become immediately fully vested.

5.	Non-transferability.

The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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6.	No Right to Continued Employment.

The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Grantee and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

7.	Issuance of Shares.

On the earlier of (i) the date of the consummation of a Transaction or (ii) the fifth (5th) anniversary of the Date of Grant, the Company shall issue to Grantee (or, if applicable, the Grantee’s estate) one (1) Share with respect to each Restricted Stock Unit in the Vested Portion of the Award; provided, however, that in the case of a Transaction, (i) the Company may issue the Shares immediately prior to, but subject to the consummation of, the Transaction and (ii) the Company may elect to settle the Restricted Stock Units for cash, or for such other per Share consideration as is received by the Company’s stockholders in the Transaction (including having the Grantee participate in any earnout, holdback or other installment payout that might be applicable to the Company’s stockholders). Notwithstanding anything to the contrary contained herein, no Shares may be transferred to any person other than the Grantee unless such other person presents documentation to the Company, which demonstrates to the reasonable satisfaction of the Company such person’s right to the transfer.

8.	Legend on Certificates.

The certificates representing the Shares issued pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.	Securities Laws.

Upon the acquisition of any Shares pursuant to this Award, the Grantee will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.	Withholding of Taxes.

Whenever Shares, cash or other consideration is to be issued pursuant to this Award, the Company shall have the right to require the Grantee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares or the payment of cash or other consideration. In the event that Shares are issued pursuant to this Award, the Grantee may satisfy such tax withholding obligation by surrendering to the Company on the date of issuance Shares having a Fair Market Value on that date equal to the withholding taxes, provided that the Company is not then prohibited from purchasing or acquiring such Shares.

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11.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

14.	Notices.

Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

15.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.	Definitions.

The following capitalized terms used in this Agreement have the respective meanings set forth in this Section:

16.1. Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

16.2. Board: The Board of Directors of the Company.

16.3. Company Group: Collectively, the Company, its subsidiaries and its or their respective successors and assigns.

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16.4. Existing Owner Group: Onex Corporation, GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmgH & Co. KG, and any Affiliate of any of the foregoing, which invests in equity of the Company Group.

16.5. Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“Nasdaq”), or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange or quoted on the Nasdaq on such date, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on the immediately preceding date on which sales of the Shares have been so reported or quoted, and (ii) if there is not a public market for the Shares on such date, the value established by the Board in good faith, which in the context of a Transaction shall be the price paid per Share.

16.6. Person: An individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

16.7. Shares: Shares of common stock, par value $.01 per share, of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

16.8. Transaction: In a single transaction or a series of related transactions, the occurrence of any of the following events: (i) a majority of the outstanding voting power of the Company (the “Company Voting Securities”) shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person or Persons (other than any member of the Existing Owner Group as comprised on the date hereof, the Company Group or any Affiliate of any member of the Company Group) or any two or more Persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of the Company, or (ii) there shall have occurred: (A) a merger or consolidation of the Company with or into another corporation, other than (x) a merger or consolidation with any other member of the Company Group or (y) a merger or consolidation in which the holders of Company Voting Securities immediately prior to the merger as a class directly or indirectly hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; (B) a statutory exchange of shares of one or more classes or series of outstanding Company Voting Securities for cash, securities or other property, other than an exchange in which the holders of Company Voting Securities immediately prior to the exchange as a class directly or indirectly hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company Voting Securities are being exchanged; or

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(C) the sale or other disposition of more than 80% of the consolidated assets of the Company and its subsidiaries (based on the net book value of the consolidated assets of the Company and its subsidiaries in the most recent audited financial statements of the Company), in one transaction or a series of transactions, other than a sale or disposition in which the holders of Company Voting Securities immediately prior to the sale or disposition as a class directly or indirectly hold immediately after the sale or disposition at least a majority of all outstanding voting power of the entity to which such assets of the Company are sold; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

17.	Signature in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

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HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

GRANTEE

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Exhibit 31.1.1

CERTIFICATIONS

I, W. W. Boisture, Jr., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 4, 2009

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
President
(Principal Executive Officer)

Exhibit 31.1.2

CERTIFICATIONS

I, W. W. Boisture, Jr., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 4, 2009

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.1.3

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 4, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1.4

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 4, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1.1

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the year ended June 28, 2009 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., President (Principal Executive Officer)

August 4, 2009

Exhibit 32.1.2

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., Chief Executive Officer (Principal Executive Officer)

August 4, 2009

Exhibit 32.1.3

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer (Principal Financial Officer)

August 4, 2009

Exhibit 32.1.4

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer (Principal Financial Officer)

August 4, 2009